Exhibit 10.7

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BEHAVIORAL HEALTHCARE REALTY, LLC

A Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Behavioral Healthcare Realty, LLC (the “Company”) is made and entered into effective as of April 15, 2014, by and among the Company, the Members and the Series A Preferred Owners set forth on “Exhibit A” attached hereto (the “Members” and “Series A Preferred Owners,” respectively).

ARTICLE I.

DEFINITIONS

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings assigned to them on “Exhibit B” attached hereto.

ARTICLE II.

FORMATION OF COMPANY

2.1 Formation and Term.

The Company was formed as a Delaware limited liability company on September 7, 2012. The term of the Company shall continue until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement.

2.2 Name.

The name of the Company is Behavioral Healthcare Realty, LLC.

2.3 Principal Place of Business.

The principal place of business of the Company is 115 East Park Drive, Second Floor, Brentwood, Tennessee 37027. The Company may locate its places of business at any other place or places as the Manager may deem advisable.

2.4 Registered Office and Registered Agent.

The Company’s registered office is at 160 Greentree Drive, Suite 101, Dover, Delaware 19904. National Registered Agents, Inc. shall serve as the registered agent of the Company. The registered office and registered agent may be changed from time to time pursuant to the terms of the Delaware Act as the Manager may deem advisable.

ARTICLE III.

BUSINESS OF COMPANY

The business of the Company shall be to (i) purchase from and lease back to operators of centers for the treatment of alcohol and substance abuse, mental illness disorders or co-occurring substance abuse and mental disorders, (ii) own, lease, invest in commercial real estate and (iii) engage in any lawful activity incident thereto. Subject to the terms of this Agreement, the Company shall have all powers of a limited liability Company under the Delaware Act.

ARTICLE IV.

NAMES AND ADDRESSES OF MEMBERS AND SERIES A PREFERRED OWNERS

The names and addresses of the Members and Series A Preferred Owners are set out on Exhibit “A”. In the event of any change with respect to the information stated on Exhibit “A” hereto, the Manager shall have the authority to update Exhibit “A” to reflect such change; provided, however, that the failure of the Manager to update Exhibit “A” or provide a copy of Exhibit “A” as revised to the Members and Series A Preferred Owners shall not prevent the effectiveness of, or otherwise affect the underlying adjustments that would be reflected in such amendment to, Exhibit “A”.

ARTICLE V.

MANAGEMENT

5.1 Manager. Subject solely to the limited actions requiring Member or Series A Preferred Owners consent set forth in Section 5.7, the management and control of the business and affairs of the Company shall be vested in the Manager and the Manager shall have complete power and authority to make all decisions, act on behalf of the Company, enter into contracts and agreements on behalf of the Company and otherwise bind the Company in any manner with respect to the properties, business and affairs of the Company.

5.2 Manager’s Authority to Bind the Company.

Subject to Section 5.7, the Manager, acting alone, in its capacity as the Manager, shall have the authority to act on behalf of or bind the Company without the consent or action of any Member, Series A Preferred Owner or any other Person.

5.3 Number and Tenure of Managers.

The Company shall have one (1) Manager. The number of Managers shall be fixed from time to time by the Members holding a Majority Governance Interest. The Manager shall hold office until such Manager’s resignation, removal by Members holding a Majority Governance Interest or dissolution pursuant to Section 5.5.

5.4 Initial Manager.

The initial Manager is Michael T. Cartwright. In the event that Michael T. Cartwright resigns as Manager, is removed as Manager by Members holding a Majority Governance Interest or is deemed to have resigned as Manager upon the occurrence of a Withdrawal Event pursuant to Section 5.5 below, the Members holding a Majority Governance Interest shall appoint a new Manager of the Company upon such resignation, removal or Withdrawal Event.

5.5 Resignation or Removal of the Managers. A Manager may resign at any time upon written notice to the Company. A Manager may be removed by Members holding a Majority Governance Interest at any time. Any Manager that is also a Member will be deemed to have resigned as Manager upon the occurrence of a Withdrawal Event with respect to such Member.

5.6 Vacancies.

Vacancies in the number of Managers shall be filled by appointment by the Members holding a Majority Governance Interest.

5.7 Actions Requiring the Consent of the Members or Series A Preferred Owners.

No Manager shall have authority to do or cause or commit the Company to take any act which requires either Member or Series A Preferred Owner approval as provided herein.

5.8 Company Expenses.

The Company will pay all costs, fees and expenses related to its operations, which costs, fees and expenses shall include, without limitation, (i) any taxes, fees or other charges levied against the Company or on its income or assets or in connection with its business or operations by any governmental authority and the cost of preparing any necessary tax returns and (ii) all costs, fees and expenses incurred in connection with the formation of the Company, the offering of Units therein and exempting such offering from registration under the Securities Act and the “blue sky” laws of the various states in which such offering may be made.

ARTICLE VI.

LIMITATIONS ON AUTHORITY; DUTIES

6.1 Limitation of Authority.

(a) Each Member and Series A Preferred Owner, acting solely in his, her or its capacity as a Member or Series A Preferred Owner, is not an agent of the Company and does not have any authority to act on behalf of the Company, execute any instrument in connection with the carrying on of the Company’s business and affairs, or otherwise bind the Company in any manner.

(b) The Manager, acting solely in his capacity as a Manager, is an agent of the Company and has the authority to act on behalf of the Company, execute any instrument in connection with the carrying on of the Company’s business and affairs, or otherwise bind the Company in any manner.

(c) Each officer, to the extent of the power and authority delegated to such officer by the Manager or as otherwise set forth herein, is an agent of the Company for the purpose of its business and affairs. The act of any officer, including, but not limited to, the execution in the name of the Company of any instrument for apparently carrying on in the usual way the business and affairs of the Company, shall bind the Company, unless the officer so acting has, in fact, no authority to act for the Company in the particular matter.

(d) If any Member, Series A Preferred Owner, Manager or officer takes any action or binds the Company in violation of this Section 6.1, or any other provision of this Agreement, such Member, Series A Preferred Owner, Manager or officer shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company, its Managers, the Members and the Series A Preferred Owners harmless with respect to the loss and expense.

6.2 Duties and Liability of the Members and Manager.

(a) Standard of Care. Except as expressly set forth herein or otherwise required by the Delaware Act, the Manager, acting solely in his capacity as the Manager, shall not have any duties (including fiduciary duties), or liabilities relating thereto, to the Company, the Members or the Series A Preferred Owners.

(b) Exculpation. Except as otherwise provided herein, no Member, Series A Preferred Owner, Manager or officer will be liable to the Company or to any Member or Series A Preferred Owner for any act or failure to act pursuant to this Agreement or otherwise to the maximum extent permitted by law or equity; provided he, she or it acted in good faith and his, her or its conduct did not constitute gross negligence, willful misconduct, knowing violation of law, or a breach of any representation, warranty or covenant contained herein or in any other agreement with the Company. No Member, Series A Preferred Owner, Manager or officer will be liable to the Company or to any Member for such Member’s, Series A Preferred Owner’s, Manager’s or officer’s good faith reliance on the provisions of this Agreement, the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Managers, Members, Series A Preferred Owners, officers, employees, or by any other Person, as to matters such Member, Series A Preferred Owner, Manager or officer reasonably believes are within such Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members may be paid.

ARTICLE VII.

INDEMNITY OF THE MANAGERS, MEMBERS,

SERIES A PREFERRED OWNERS, AND OFFICERS

The Company will indemnify, defend and hold harmless, each Member, Series A Preferred Owner, Manager, and officer and their respective Affiliates, and any and all officers, directors, shareholders, members, managers, employees, and agents of any of the foregoing (each, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint or several, expense of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company, if the Indemnitee acted in good faith and the Indemnitee’s conduct did not constitute gross negligence, willful misconduct, knowing violation of law, or a breach of any representation, warranty or covenant by such Indemnitee or its Affiliates contained herein or in any other agreement with the Company. Expenses, including attorney fees, incurred by any such Indemnitee in defending a proceeding will, to the extent of available funds, as determined by the Manager, be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking satisfactory to the Manager by or on behalf of such Indemnitee to repay such amount in the event of a final determination that such Indemnitee is not entitled to be indemnified by the Company. Any indemnification provided hereunder will be satisfied solely out of the assets of the Company, as an expense of the Company. Rights under this Article YII are cumulative of the rights under other provisions of this Agreement. Rights under this Article VII will not limit other rights which any Person may have at law, by statute or otherwise, including common law rights to subrogation, indemnification, reimbursement or contribution and similar rights under applicable law. Rights of a Person under this Article VII will survive any change in the relationship between the Company and such Person or its Affiliates. A Person’s rights under this Article VII will not be limited by any amendment made to this Agreement after the date the Person acts or refrains from taking action in reliance on such rights, unless the Person otherwise agrees. It is expressly recognized that each Person named in this Article VII is a third-party beneficiary of this Agreement and may enforce its rights allowed by this Article VII.

ARTICLE VIII.

RIGHTS AND OBLIGATIONS OF MEMBERS AND SERIES A PREFERRED OWNERS

8.1 No Liability for Company Obligations.

No Member or Series A Preferred Owner will have any personal liability for any debts or losses of the Company solely by reason of being a Member or Series A Preferred Owner of the Company, except as otherwise expressly provided in this Agreement or under the Delaware Act.

8.2 Approvals of Members.

Except as otherwise expressly provided in this Agreement, the Members shall have no voting or approval rights regarding Company management decisions, and all such actions may be taken by the Manager or officers, to the extent authorized, without any further consent or approval of the Members, provided, however, that (1) Members shall vote as a separate class with respect to, and holders of a Majority Governance Rights shall be required to approve: (a) any action of the Company that would change the rights or restrictions of the Members’ Membership Interests in a way that would adversely affect the Members and (b) the creation or issuance of any other security convertible into or exercisable for any equity security of the Company having rights, preferences or privileges senior to the Common Units; (2) the unanimous approval of Members is required to approve a Capital Event except if the Series A Preferred Owners have exercised their Default Put Right and have required the Company to sell its assets or the assets of its Subsidiaries, in which case no approval of Members shall be required; or (3) as otherwise provided by law.

8.3 Manner of Acting.

Except as otherwise specifically provided herein, in any case that the Members have voting or approval rights under this Agreement, the affirmative vote of the Members holding a Majority Governance Interest shall be the act of the Members. Except as otherwise specifically provided herein, in any case that the Series A Preferred Owners have voting or approval rights under this Agreement, the affirmative vote of the Series A Preferred Owners holding a majority of the outstanding Series A Preferred Units which shall in any event include Alcentra (the “Required Series A Majority”) shall be the act of the Series A Preferred Owners. The Members acknowledge and agree that the Series A Preferred Owners have certain voting and approval rights hereunder and the Members shall not take any actions in contravention of such rights.

8.4 Meetings of the Members.

(a) Meetings of the Members may be called by or at the request of (i) the Manager or (ii) any Member(s) holding a Majority Governance Interest. The Manager shall fix the time for holding such meeting. Any meeting of the Members shall be held at the Company’s principal place of business, unless otherwise agreed by the Members.

(b) Notice of any meeting of the Members shall be given at least five (5) Business Days previous thereto in accordance with Section 19.11.

(c) Attendance of any meeting in person or pursuant to Section 8.5 shall constitute waiver of the notice requirements set forth in Section 8.4(b).

(d) Series A Preferred Owners shall be provided notice of any meeting of the Members in accordance with Section 8.4(b) and shall be entitled to attend any meeting of the Members, including by means of telephone or video conference equipment or similar communications equipment, as provided in Section 8.5.

8.5 Participation by Video or Telephone Conference of Members.

The Members may participate in or conduct a meeting of the Members by means of telephone or video conference equipment or similar communications equipment as long as all persons participating in the meeting may simultaneously speak with and hear each other. Participation by a Member pursuant to this Section 8.5 shall constitute presence in person at such meeting.

8.6 Action by Members or Series A Preferred Owners Without a Meeting.

Any action required or permitted to be taken by the Members or Series A Preferred Owners at a meeting may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members or Series A Preferred Owners entitled to vote and having the requisite Governance Interest or Required Series A Majority, as applicable, required to approve such action. Any action taken under this Section 8.6 shall be effective when the Members or Series A Preferred Owners required to approve such action have signed the consent, unless the consent specifies a different effective date.

8.7 No Unanimity Requirement.

Except to the extent (if any) expressly provided herein, no action, transaction or decision proposed to be taken by the Company shall require unanimous approval of the Members or Series A Preferred Owners.

8.8 Member and Series A Preferred Owner Representations.

Each Member and Series A Preferred Owner does hereby make, severally and not jointly, the representations, warranties and covenants set forth in this Section 8.8 and does hereby agree to indemnify and hold each other Member, Series A Preferred Owner, and the Company harmless from and against any and all loss, damage, cost, expense (including, without limitation, attorney’s fees), claim, judgment or liability that any other Member, Series A Preferred Owner or the Company may suffer or incur as a result of any inaccuracy in the representations and warranties of the Member or Series A Preferred Owner as of the date hereof; provided, however, that no Series A Preferred Owner shall be liable for more than its Capital Contribution. Each such Member or Series A Preferred Owner:

(a) Acknowledges that no registration statement is now on file with the Securities and Exchange Commission with respect to any Units in the Company, and the Company has no obligation or current intention to register such Units under the Securities Act of 1933, as amended (“Securities Act”);

(b) Acknowledges that the Units have not been registered under the Securities Act because the Company is issuing such Units in reliance upon the exemptions from registration requirements of the Securities Act providing for issuance of securities not involving a public offering, together with any corresponding exemptions under applicable state securities laws and regulations;

(c) Acknowledges that this Agreement does not conflict with or violate any other agreement to which the Member or Series A Preferred Owner is party and will not subject or require the Company to be party to an agreement or subject to any lawsuit due to any other such agreement;

(d) Represents that he, she or it is purchasing the Units for his, her or its own account, for investment purposes and not with a view toward resale or distribution except in compliance with applicable federal and state law and acknowledges that the Company has relied upon the fact that the Units in the Company are to be held by the Members and Series A Preferred Owners solely for investment;

(e) Acknowledges that the Company has relied upon his, her or its certification that such Member or Series A Preferred Owner is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act;

(f) Acknowledges that the exemptions from registration under the Securities Act would be unavailable if the Units in the Company were acquired by a Member or Series A Preferred Owner with a view to distribution;

(g) Acknowledges that he, she or it has been provided an opportunity to ask questions of, and has received answers from, the Company and its representatives regarding (x) the nature, business, assets and liabilities of the Company and (y) the terms and conditions governing an investment in the Units including, without limitation, the terms and conditions contained in this Agreement and that he, she or it has obtained all information requested in connection with the foregoing.

(h) Affirms that in evaluating the suitability of an investment in the Company, he, she or it has not relied upon any representation or other information (whether oral or written) from the Company (or any agent or representative thereof) other than contained in any subscription or purchase agreement pursuant to which such member or Series A Preferred Owner purchased the Units held by such Member or Series A Preferred Owner and that with respect to the individual and other tax or economic considerations involved in an investment in the Units, he, she or it has carefully considered and has, to the extent he, she or it believes such discussion necessary, discussed with his, her or its professional legal, tax, accounting and financial advisers the suitability of an investment in the Units for his, her or its particular tax and financial situation and has determined that the Units are a suitable investment;

(i) Represents that he, she or it: (i) has adequate means of providing for his, her or its current financial needs and contingencies; (ii) is able to bear the economic risks of an investment in the Units for an indefinite period of time; (iii) has no need for liquidity in such an investment; and (iv) at the present time, could afford a complete loss of an investment in the Units;

(j) Represents that he, she or it has such knowledge and experience in financial, tax and business matters so as to enable him, her or it to utilize the information made available to him, her or it in connection with the purchase of the Units to evaluate the merits and risks of an investment in the Units and to make an informed investment decision with respect thereto;

(k) Understands that there is no public market for the Units and that no public or other market may ever develop and that there is no assurance that he, she or it will ever be able to sell or dispose of the Units; and

(l) Acknowledges that Baker, Donelson, Bearman, Caldwell & Berkowitz, PC is acting as counsel to the Company and does not represent him, her or it and that such Member or Series A Preferred Owner has been advised to retain his, her or its own counsel in connection with making an investment in the Units.

8.9 Approvals of Holders of Series A Preferred Units. So long as Alcentra owns (x) at least 60 Series A Preferred Units less (y) any Series A Preferred Units repurchased by the Company pursuant to Section 9.9(a), in addition to any other vote required by law, the Certificate of Formation or this Agreement, the Manager shall not, either directly or by amendment, merger, consolidation or otherwise without the written consent or affirmative vote of the holders of the Required Series A Majority do or cause the Company (including its Subsidiaries to the extent expressly provided below) to do any of the following, and any such act or transaction entered into by the Company without such consent or vote shall be null and void, ab initio, and of no force and effect:

(a) liquidate, dissolve or wind up the business and affairs of the Company, conduct a Capital Event or, unless the obligations of the Company under the applicable agreement is expressly conditional upon the requisite approval of the holders of the Required Series A Majority, make any agreement or become obligated to do so, provided, however, that the consent of the Required Series A Majority shall not be required for a Capital Event consisting of the sale of more than 50% of the voting or economic rights of any Subsidiary or Subsidiaries unless such Subsidiary (or Subsidiaries) accounts for 50% or more of the revenues of the Company and its Subsidiaries, on a consolidated basis;

(b) amend, alter or repeal any provision of the Certificate of Formation or this Agreement, which would adversely alter or change the rights, preferences or privileges of the Series A Preferred Units;

(c) authorize, issue or obligate the Company to issue any additional units of the Series A Preferred Units, provided, however, that such additional Series A Preferred Units shall not include the Series A Preferred Units committed to or subscribed for as provided in Section 9.2 or on Exhibit A. hereto;

(d) authorize, issue or obligate the Company to issue (or reclassify or convert any existing equity securities into) any class or series of equity securities (or securities convertible into or exercisable for any class or series of equity securities) or increase the authorized number of units of any such class or series of equity securities, which would adversely alter or change the rights, preferences or privileges of the Series A Preferred Units;

(e) authorize, issue or obligate the Company to issue (or reclassify or convert any existing equity securities into) any class or series of equity securities (or securities convertible into or exercisable for any class or series of equity securities) with rights, preferences or privileges on parity with or senior to that of the Series A Preferred Units;

(f) (i) declare or pay any cash distribution or make any other distribution of Net Cash Flow pursuant to Section 10.1, 10.2 or 10.3 herein (excluding the payment of the Preferred Return), (ii) pay any management or similar fees, (iii) pay rebates or reduce payments payable by any Primary Tenants pursuant to agreements with the Company or its Subsidiaries, and/or (iv) make payments in excess of $0.00 to Affiliates of the Company (unless such payments have been approved by the Required Series A Majority), if such declaration, payment, distribution, rebate, reduction and/or excess payments would be in excess of $3,000,000 per annum in the aggregate (the “Distribution Cap”); provided, however, that during the continuation of any Event of Default, the Distribution Cap shall be $0.00;

(g) purchase, retire, redeem or acquire or pay or set aside money for the purchase, retirement, redemption or acquisition of the Common Units or other equity securities, other than as specifically provided in Section 9.9 hereof (except for the redemption of Series A Preferred Units for an aggregate purchase price of $1,825,000 which occurs on the date hereof);

(h) cause the Company or permit any Affiliate of the Company (including Holdings) to effect any registration of any of the Company or its Affiliate’s equity securities in a public offering of securities other than a Qualified Public Offering; provided that, following a Qualified Public Offering, this clause (h) shall thereafter not restrict or prohibit registrations of the equity securities issued by any Affiliates of Holdings which are not also Subsidiaries of Holdings;

(i) change the Manager (except as expressly provided herein) or terminate the services of any members of the Company’s senior management team or hire new members of the Company’s senior management team;

(j) incur or permit any Subsidiary to incur unsecured debt in excess of $500,000.00 in the aggregate, other than unsecured debt incurred in the ordinary course of business and trade payables incurred by any Subsidiary in the ordinary course of business in connection with the construction or improvement of real estate property of such Subsidiary;

(k) materially change the Company’s or any of its Subsidiaries’ fundamental business or restructure the Company other than in a Qualified Reorganization;

(l) materially and adversely alter, modify or amend the financial terms of any lease between the Company or its Subsidiaries and the Primary Tenants, including reducing payments owed thereunder or altering the terms of payment in a manner adverse to the Company or its Subsidiaries or renew the terms of any such lease on terms materially less favorable to the Company or its Subsidiaries than the terms of the existing lease;

(m) assign or otherwise Transfer or permit any of its Subsidiaries to assign or otherwise Transfer any lease agreement or rights to payment under any lease agreement with any Primary Tenant to any other Person;

(n) enter into any material transaction with, or modify, amend or terminate any material agreement with any Affiliate of the Company, or permit any of its Subsidiaries to do so; provided that this clause (n) shall not apply to any lease between the Company or its Subsidiaries and a Primary Tenant; and

(o) amend, restate, supplement, refinance, replace, extend or otherwise modify the Existing Real Estate Documents to increase the fees or increase the interest rate by more than 2% per annum in the aggregate in respect of the outstanding indebtedness evidenced thereby (taking into account all modifications since the date hereof) (excluding any increase arising as a result of the imposition of default interest by a per annum percentage not greater than the default rate applicable under the Existing Real Estate Documents as in effect as of the date hereof) or permit any of its Subsidiaries to do so;

(p) become or permit any Subsidiary to become a guarantor, borrower or obligor in any other capacity under the AAC Credit Facility Documents or a guarantor of any other indebtedness, except pursuant to the Existing Real Estate Documents.

Notwithstanding anything to the contrary in this Agreement, including without limitation, Articles 8, 10 or 15 hereof, the approval of the Required Series A Majority (or the approval of any holder of any Units) shall not be required in connection with (i) the transactions effectuated as part of the Qualified Reorganization, (ii) except as specifically provided in this Section 8.9(o), any Existing Real Estate Transactions or (iii) except as specifically provided in this Section 8.9(p), any AAC Credit Facility Transactions.

ARTICLE IX.

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

9.1 Capital Contributions and Issuance of Units.

Each Member and Series A Preferred Owner shall contribute, has contributed, or is committed to contribute the contribution amount, as set forth next to such Member’s or Series A Preferred Owner’s name on Exhibit “A” hereto as the Member’s or Series A Preferred Owner’s Capital Contribution. Each Member’s or Series A Preferred Owner’s Capital Contribution and the number and class of Units owned by each Member or Series A Preferred Owner shall be reflected on the books and records of the Company. All calls for payment of additional Capital Contributions, other than the initial Capital Contributions, will be made in accordance with Section 9.2. The issuance of Units is reflected and set forth in Exhibit “A”. The Company shall pay Alcentra a closing fee equal to one percent (1%) of all amounts funded as part of its initial Capital Contribution, which closing fee shall be paid in cash and fully earned at the time of such funding.

Notwithstanding anything to the contrary in this Agreement, each of the Members and the Series A Preferred Owners hereby acknowledges and agrees that up to $3,981,543.39 of the proceeds of the Series A Preferred Units may be distributed or otherwise used to make payments to Holdings and its Subsidiaries in the Qualified Reorganization.

9.2 Additional Capital Contributions.

(a) At no point shall a Series A Preferred Owner be required to make any additional Capital Contribution with respect to its Preferred Units.

(b) Upon the unanimous approval of the Members, the Manager may, from time to time, call for the payment of additional Capital Contributions from Members on such terms as approved by the Members. The Manager will issue a Call Notice to each Member that shall state the amount of the additional Capital Contribution and each Member’s proportionate share thereof based on such Member’s pro rata Economic Interest as compared to the other Members, as of the date of the Call Notice. The Manager will deliver the Call Notice five (5) Business Days or more in advance of the date that the Capital Contributions requested thereby are due and payable. No Member shall be required to make any additional Capital Contributions, but each Member shall have the opportunity to participate in such additional Capital Contributions on a pro rata basis in accordance with their Economic Interests of the Members, or in such other proportions as the participating Members may agree upon. In the event that any Member (a “Non-Participating Member”) fails to make all or any part of such Member’s share of an additional Capital Contribution pursuant to this Section 9.2 (the “Non-Participating Contribution”), the other Members, in proportion to the respective Economic Interest of such Members (determined without regard to the Non-Participating Member’s Economic Interest), or in such other proportions as they may agree upon, shall be permitted to contribute to the Company the amount of such Non-Participating Contribution. Each of the contributing Members shall receive Units in proportion to the additional Capital Contributions, including any Non-Participating Contribution, made by such contributing Member, and the Non-Participating Member shall suffer a dilution, in favor of the contributing Members, of his, her or its Common Units. The value of the Units issued pursuant to this Section 9.2(b) shall be determined by the Manager, in its sole discretion.

9.3 Certificates. Except as provided below, all Units may, but shall not be required to, be represented by certificates. Each certificate issued hereunder shall be in the form approved by the Manager and must be signed by the Manager. In addition to any other information, restriction or legend, all certificates must include the name of the person to whom the Units are issued and the number and class of Units the certificate represents. No certificate when issued shall cease to be valid by reason of any changes in the information required or permitted to be stated on the certificate and, in the event of a change in the capital structure of the Company, it shall not be necessary to recall any previously-issued certificate for revision of the information placed thereon. The Series A Preferred Units issued to Alcentra shall be certificated.

Each certificate shall include the following legend:

The limited liability company units (the “Units”) of Behavioral Healthcare Realty, LLC represented by this certificate and the LLC Agreement (as defined below) have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any State of the United States or any other applicable securities laws in reliance upon exemptions from the registration requirements of the Securities Act and such other laws. The Units must be acquired for investment only and may not be offered for sale, pledged, hypothecated, sold, assigned or transferred at any time except in compliance with (i) the Securities Act, any applicable state securities laws, and any other applicable securities laws and (ii) the terms and conditions of the Limited Liability Company Agreement of Behavioral Healthcare Realty, LLC (the “LLC Agreement”). The Units may not be transferred of record except in compliance with such laws and the LLC Agreement. Therefore, purchasers of the Units will be required to bear the risk of their investment for an indefinite period of time.

9.4 Loans to Company.

To the extent approved by the Manager, any Member, Series A Preferred Owner or Manager may make one or more loans to the Company on such reasonable terms and conditions as may be approved by the Manager.

9.5 Additional Units; Preemptive Rights; Additional Members and Series A Preferred Owners.

(a) Issuance of Additional Units. Subject to Sections 8.9 and 9.5(b), the requirements of the Act and other applicable laws, the Manager may, upon unanimous approval of the Members (except with respect to issuances of Series A Preferred Units under Section 9.2(b)), at any time and from time to time, issue or take subscriptions for additional Units without the consent of the Series A Preferred Owners. The consideration for subscriptions to, or the purchase of Units shall be paid in such form and in such manner as the Manager shall determine. In the absence of actual fraud in the transaction, the judgment of the Manager as to the value of such consideration shall be conclusive.

(b) Preemptive Rights.

(i) In the event that the Company increases the number of outstanding Units by the sale of additional Units or interests convertible thereto, the Series A Preferred Owners do not hold any preemptive rights as to the sale or offer of such Units.

(ii) In the event the number of outstanding Units is increased by the sale by the Company of additional Units or interests convertible thereto, each Member shall be entitled to subscribe for such additional number of Units or interests convertible thereto, in proportion to the percentage of Units he owns. Notwithstanding the foregoing provisions of this subsection (b), Members shall not have any preemptive rights to purchase or subscribe for (i) Units issued as compensation to managers, officers or employees of the Company or its Subsidiaries; (ii) Units issued to satisfy conversion rights associated with any Units or option rights created to provide compensation to managers, officers or employees of the Company or its Subsidiaries; (iii) Units issued in connection with a merger, purchase of assets, recapitalization or any other transaction involving a change of control of the Company; and (iv) Units issued pursuant to Section 9.2.

(iii) The Manager shall transmit a written notice (“Offering Notice”) to all Members of the terms of any authorized issuance of additional Units. The Members, to the extent provided herein, shall have the option to purchase the authorized Units at the price and on the terms set forth in the Offering Notice by notifying the Manager in writing within ten (10) days following receipt of the Offering Notice of their intent to exercise their preemptive rights.

(iv) Closing by the Members who exercise their preemptive rights shall take place no later than thirty (30) days following the date of the Offering Notice.

9.6 New Member Requirements.

Each Person who is admitted to the Company as a Member or Series A Preferred Owner pursuant to the terms and conditions as provided in Section 9.5(a) above, must agree in writing to be bound by the terms and conditions of this Agreement. Subject to Section 9.5(b) above, in the event that additional Members are admitted to the Company, the existing Members’ Interests shall be diluted proportionately. In the event that additional Preferred Units are issued by the Company, the existing Series A Preferred Owners’ Preferred Units shall be diluted proportionately.

9.7 Maintenance of Capital Accounts.

A Capital Account shall be established for each Member and Series A Preferred Owner and maintained in accordance with the provisions of this Agreement and Treasury Regulation (“Treas. Reg.”) Section 1.704-1 (b) or, if such regulations are amended, replaced, or superseded, in accordance with any applicable successor rules or regulations. Each Member’s and Series A Preferred Owner’s Capital Account shall be increased by: (i) the amount of money and the Gross Asset Value of property contributed to the Company by such Member or Series A Preferred Owner; (ii) allocations to such Member or Series A Preferred Owner of Net Profit and items in the nature of income or gain that are specially allocated pursuant to Section 11.2 hereof; and (iii) the amount of any Company liabilities assumed by such Member or Series A Preferred Owner or that are secured by any Company property distributed to such Member or Series A Preferred Owner. Each Member’s and Series A Preferred Owner’s Capital Account shall be decreased by: (i) the amount of money and the Gross Asset Value of Company property distributed to such Member or Series A Preferred Owner by the Company; (ii) allocations of Net Loss and items in the nature of expenses or losses which are specially allocated pursuant to Section 11.2 hereof; and (iii) the amount of any liabilities of such Member or Series A Preferred Owner assumed by the Company or that are secured by any property contributed by such Member or Series A Preferred Owner to the Company. Except with respect to certain revaluations permitted by Section 9.8, but that may not be specifically permitted by the Regulations, the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Regulations.

9.8 Revaluation to Adjust Capital Accounts.

The value of Company property may be adjusted by the Manager in accordance with the provisions of Regulation Section 1.704-1 (b)(2)(iv)(f) or under such other circumstances as the Manager shall determine to prevent unintended economic consequences. In such event, the value of all assets of the Company shall be determined by an independent third-party appraiser selected by the Manager.

9.9 Redemption Rights of Series A Preferred Units.

(a) Company Call Right. With respect to each Series A Preferred Owner,

(i) beginning on the first day following the purchase of Series A Preferred Units by the Series A Preferred Owner through the last day of the twelfth (12th) subsequent month after the purchase of such Units, the Company has the right (a “First Call Right”), but not the obligation, to redeem all or any portion (but not less than 40 Series A Preferred Units, or, if the Series A Preferred Owner holds less than 40 Series A Preferred Units, all such Units held by such Series A Preferred Owner) of the issued and outstanding Series A Preferred Units by making a cash payment to such Series A Preferred Owner equal to the sum of (A) such Series A Preferred Owner’s Unrecovered Capital Contribution, plus (B) any accrued but unpaid Preferred Return thereon through the date the cash payment is made, plus (C) the Preferred Return which would have accrued on such Series A Preferred Units had such Units remained outstanding through the first anniversary after the date such Units were originally issued, plus (D) an amount equal to three percent (3%) multiplied by the sum of 9.9(a)(i)(A), 9.9(a)(i)(B) and 9.9(a)(i)(C).

(ii) beginning on the first day of the thirteenth (13th) month following the Issuance Date through and including the last day of the thirty-sixth (36th) subsequent month, the Company has the right (a “Second Call Right”), but not the obligation, to redeem all or any portion (but not less than 40 Series A Preferred Units, or, if the Series A Preferred Owner holds less than 40 Series A Preferred Units, all such Units held by the Series A Preferred Owner) of the issued and outstanding Series A Preferred Units by making a cash payment to such Series A Preferred Owner equal to the sum of (A) such Series A Preferred Owner’s Unrecovered Capital Contribution, plus (B) any accrued but unpaid Preferred Return thereon through the date the cash payment is made, plus (C) an amount equal to two percent (2%) multiplied by the sum of 9.9(a)(ii)(A) and 9.9(a)(ii)(B).

(iii) beginning on the first day of the thirty-seventh (37th) month following the Issuance Date, the Company has the right (a “Third Call Right” and collectively with the First Call Right and the Second Call Right, the “Call Right”), but not the obligation, to redeem all or any portion (but not less than 40 Series A Preferred Units, or, if the Series A Preferred Owner holds less than 40 Series A Preferred Units, all such Units held by the Series A Preferred Owner) of the issued and outstanding Series A Preferred Units by making a cash payment to such Series A Preferred Owner equal to the sum of (i) such Series A Preferred Owner’s Unrecovered Capital Contribution, plus (ii) any accrued but unpaid Preferred Return thereon through the date the cash payment is made.

The foregoing payments owed upon exercise of a Call Right, collectively, the “Call Premium”.

Upon the exercise by the Company of any Call Right provided for in this Section 9.9(a), the Company shall redeem the Series A Preferred Owners on a pro rata basis. For avoidance of doubt, if the Company issues Series A Preferred Units on different dates, the First Call Right, Second

Call Right and Third Call Right shall be determined with respect to each Series A Preferred Unit being redeemed based on the date of issuance of the Series A Preferred Unit being redeemed; provided, that, if the Company redeems Series A Preferred Units issued on different dates, pursuant to a First Call Right, Second Call Right and/or Third Call Right, an equal number of Series A Preferred Units issued on each original issue date shall be redeemed. For example, (x) if the Company issues 20 Series A Preferred Units on March 1, 2014 and 20 Series A Preferred Units on September 1, 2014 and elects to call all such Units on May 1, 2015, the Second Call Right shall apply to the Units issued on March 1, 2014 and the First Call Right shall apply to the Units issued on September 1, 2014 and (y) if the Company elects to call only 20 Units on May 1, 2015, the Second Call Right shall apply to 10 of the Units issued on March 1, 2014 and the First Call Right shall apply to 10 of the Units issued on September 1, 2014.

(b) Series A Preferred Owner Put Right. With respect to each Series A Preferred Owner beginning on the first day following the close of:

(i) the thirty-sixth month following April 15, 2014 (the “First Issue Date”) and for a period of thirty (30) days thereafter, or

(ii) the forty-eighth month following the First Issue Date and for a period of thirty (30) days thereafter, or

(iii) the sixtieth month following the First Issue Date and at any time thereafter, the Series A Preferred Owner has a right to demand (the “Periodic Put Right”) the Company to redeem all, but not less than all, of the issued and outstanding Series A Preferred Units held by such Series A Preferred Owner by making a cash payment to each Series A Preferred Owner equal to the sum of (x) such Series A Preferred Owner’s Unrecovered Capital Contribution, plus (y) any accrued but unpaid Preferred Return thereon through the date the cash payment is made.

(c) Series A Preferred Owner Event of Default Put Right. If an Event of Default occurs and is continuing for twelve (12) months or longer, upon the first day following the twelfth (12th) month and at any time thereafter so long as an Event of Default is continuing, the Series A Preferred Owners constituting the Required Series A Majority have a right to demand (the “Default Put Right” and collectively with the Periodic Put Right, the “Put Right”) the Company to redeem all, but not less than all, of the issued and outstanding Series A Preferred Units held by such Series A Preferred Owners by making a cash payment to each Series A Preferred Owner equal to the sum of (i) such Series A Preferred Owner’s Unrecovered Capital Contribution, plus (ii) any accrued but unpaid Preferred Return thereon through the date the cash payment is made. Notwithstanding the foregoing, if an Event of Default occurs and is continuing hereunder and an event of default also occurs and is continuing under the AAC Credit Facility Documents or the Existing Real Estate Documents and, as a result thereof, all or any portion of the indebtedness of the borrower under the AAC Credit Facility Documents or the Existing Real Estate Documents is declared to be due and payable prior to its stated maturity or if the agent or lenders under the AAC Credit Facility Documents or the Existing Real Estate Documents have commenced the exercise of their remedies with respect to liens granted to the agent or lenders thereunder, the Series A Preferred Owners may exercise their Default Put Right immediately upon the date such indebtedness is declared to be due and payable or the date on which the agent or lenders under the AAC Credit Facility Documents or the Existing Real Estate Documents have commenced the exercise such remedies.

(d) Redemption on a Capital Event or Sale Distribution. Upon the occurrence of a Capital Event or a Sale Distribution, the Company shall redeem, on a pro rata basis (in the manner as provided in the last paragraph of Section 9.9(a) above), the issued and outstanding Series A Preferred

Units held by the Series A Preferred Owners (a “Required Redemption”) by making a cash payment to each Series A Preferred Owner equal to the sum of (i) such Series A Preferred Owner’s Unrecovered Capital Contribution, plus (ii) any accrued but unpaid Preferred Return thereon through the date the cash payment is made, plus (iii) the applicable Call Premium, if any.

(e) Notice; Closing.

(i) Upon the exercise by the Company of its Call Right, the Company shall provide to the holder(s) of the Series A Preferred Units being redeemed by the Company, written notice of the exercise of the Call Right (the “Call Notice”). Such notice shall specify the number of Series A Preferred Units to be redeemed by the Company.

(ii) Upon the exercise by a Series A Preferred Owner of its Put Right, such Series A Preferred Owner shall provide to the Company, written notice of the exercise of the Put Right (the “Put Notice”).

(iii) At least ten (10) days prior to a Capital Event or a Sale Distribution, the Company shall provide to the holder(s) of the Series A Preferred Units being redeemed by the Company, notice of the anticipated closing date of the Capital Event or Sale Distribution (the “Required Redemption Notice”).

(iv) The closing of any purchase or sale of the Series A Preferred Units made pursuant to the exercise of the Call Right or the Periodic Put Right or the Required Redemption shall take place at the Company’s principal offices on the ninetieth (90th) calendar day following delivery of either the Call Notice or the Put Notice or simultaneously with the closing of the Capital Event or Sale Distribution, as applicable (or if such ninetieth (90th) day is not a Business Day, the first (1st) Business Day following such ninetieth (90th) day) or at such other time and place as the parties involved therein may agree (the “Redemption Closing”). At the Redemption Closing, such Series A Preferred Owner shall sell, convey, transfer and deliver to the Company full right, title and interest in and to the Series A Preferred Units, free and clear of all liens, security interests or adverse claims of any kind and nature and shall deliver to the Company such documentation as it reasonably requires to evidence the disposition. If the Company has not paid to the Series A Preferred Owners the amount in cash required under Section 9.9(a), (b) or (d) on or prior to the ninetieth (90th) calendar day following delivery of either the Call Notice or the Put Notice or simultaneously with the closing of the Capital Event or Sale Distribution, as applicable, the Company shall (x) issue to the Series A Preferred Owners in payment of such amounts owing a senior secured promissory note which shall (1) accrue interest at the rate of 18% per annum and (2) be due on the first anniversary of the date of issuance, (y) use commercially reasonable efforts so that the promissory note be secured by a lien on all of the Company’s tangible and intangible assets and (z) execute such other documents in connection therewith as reasonably requested by the Series A Preferred Owners. If the promissory note is not paid in full on the first anniversary of the date of issuance, the Default Put Right shall be deemed to have been exercised by the Series A Preferred Owners, and the Series A Preferred Owners shall have the rights set forth in Section 9.9(e)(v).

(v) The closing of any purchase or sale of the Series A Preferred Units made pursuant to the exercise of the Default Put Right shall take place at the Company’s principal offices on the thirtieth (30th) calendar day following delivery of the Put Notice. If the Company has not paid to the Series A Preferred Owners the amount in cash, as calculated pursuant to Section 9.9(c), then the Required Series A Majority shall have the right to require that the Company and/or its Subsidiaries sell their assets in order to pay the amount due and owing pursuant to the Default Put Right exercised by the Series A Preferred Owners, including by requiring the Company to engage an investment banker selected by the Series A Preferred Owners for the purpose of obtaining a valuation (going concern and sale to a buyer) of the Company and conducting the sale of the assets of the Company and/or its Subsidiaries. If the Company is required to engage an investment banker, such banker shall promptly provide a copy of any valuation to the Series A Preferred Owners and generally keep the Series A Preferred Owners apprised of the sale process.

(vi) Each party acknowledges and agrees that the Series A Preferred Owners will be irreparably damaged in the event any of the provisions of Section 9.9(e)(v) is not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the Series A Preferred Owners shall be entitled to an injunction to prevent breaches of Section 9.9(e)(v), and to specific enforcement of Section 9.9(e)(v) and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

(f) Redemptions Constitute Distributions. Payments made in accordance with this Section 9.9 shall, to the extent treated as payment of the accrued but unpaid Preferred Return, be treated as a distribution in connection with such Preferred Units under Section 10.1 or 10.2, as applicable.

ARTICLE X.

DISTRIBUTIONS TO MEMBERS

10.1 Distributions of Net Cash Flow. Except as limited by Section 8.9(f), upon determination of the Manager, in his sole discretion, the Company may distribute Net Cash Flow within thirty (30) days following the last day of each calendar quarter (each such last day, a “Payment Date”) in the following order of priority:

(a) First, to holders of Series A Preferred Units in proportion to and to the extent of the excess of (i) their cumulative Preferred Return as of the date of distribution over (ii) the cumulative distributions of Preferred Return previously made to them under this Section 10.1 (a); and

(b) Second, to the Members holding Common Units in proportion to their respective Economic Interest;

provided, that upon the dissolution of the Company as provided in Section 17.1, distributions shall be made in accordance with Section 18.1. Upon each distribution under this Section 10.1, the Company shall deliver to the Series A Preferred Owners a certificate signed by its Chief Financial Officer certifying that there will be pro forma compliance with the financial covenants set forth in Section 14.2(a) taking into account such distribution.

10.2 Distribution upon a Capital Event or Sale of Parcel Real Property. Upon the occurrence of either (i) a Capital Event or (ii) the sale by the Company or any Subsidiary of the Company of any parcel of real property or any portion thereof (“Sale Distribution”), the Company shall, upon the determination of the Manager in his sole discretion, distribute the net proceeds as follows:

(a) First, to holders of Series A Preferred Units in proportion to and to the extent of the excess of (i) their cumulative Preferred Return as of the date of distribution over (ii) the cumulative distributions of Preferred Return previously made to them under Section 10.1(a) and this Section 10.2(a); and

(b) Second, provided that the Company has provided written notice to the Series A Preferred Owners as required herein of the Capital Event or Sale Distribution, upon the written consent of the Required Series A Majority, to the Series A Preferred Owners in redemption of their Series A Preferred Units as provided in Section 9.9(d); and

(c) Third, to the Members holding Common Units in proportion to their respective Governance Interest;

provided, however, that upon the dissolution of the Company as provided in Section 17.1, distributions shall be made in accordance with Section 18.1.

10.3 Tax Distributions.

Notwithstanding Section 10.1, the Company may, at such times as determined by the Manager, in its sole discretion, unless restricted or prohibited by the Delaware Act, make distributions of Net Cash Flow to the Members and Series A Preferred Owners (at such times as may be necessary to allow the timely payment of federal and state income taxes, including estimated federal and state income taxes) in an amount that is reasonably deemed by the Manager sufficient to pay the combined estimated federal and state income tax liability of the Members and Series A Preferred Owners (or any other person who would become obligated to pay federal and state income taxes as a result of allocation of Net Profits and Net Losses to a Member or Series A Preferred Owner) resulting solely from the allocation of Net Profits and Net Losses to the Members and Series A Preferred Owners; provided, however, that no distributions shall be paid to the Members pursuant to this Section 10.3 unless all accrued but unpaid Preferred Returns have been paid to the Series A Preferred Owners as required under Section 10.1(a) and 10.2(a) and (b). The Manager shall not be required to consider the personal circumstances of Members and Series A Preferred Owners in making a determination of the estimated combined federal and state income tax liability of the Members and Series A Preferred Owners. Any distribution made to a Member or Series A Preferred Owner under this Section 10.3 shall be taken into account as a distribution under Section 10.1. If, upon liquidation of the Company, any Member or Series A Preferred Owner has received aggregate distributions under Sections 10.1, 10.2, 10.3 and 18.1(b)(iv) that exceed the aggregate distributions that such Member or Series A Preferred Owner would have received if an amount equal to the aggregate distributions made to the Members and Series A Preferred Owners under Sections 10.1, 10.2, 10.3 and 18.1(b)(iv) had been distributed to the Members and Series A Preferred Owners solely under Sections 10.1, 10.2 and 18.1(b)(iv), such Member or Series A Preferred Owner shall be required to pay to the Company, for distribution to the other Members and Series A Preferred Owners, an amount equal to such excess. No distribution shall be made to the Members, and no management or similar fees shall be paid, upon and during the continuance of an Event of Default, unless waived in writing by the Required Series A Majority.

10.4 Limitation Upon Distributions.

No distribution shall be made to Members and Series A Preferred Owners if: (a) the Company would not be able to pay its debts as they become due in the usual course of business; (b) the Company’s total assets would be less than the sum of its total liabilities; or (c) such distribution would otherwise constitute a violation of the Delaware Act.

10.5 Interest On and Return of Capital Contributions.

No Member or Series A Preferred Owner shall be entitled to interest on such Member’s Capital Contribution or to a return of the Member’s Capital Contribution, except as otherwise specifically provided for in this Agreement.

10.6 Holders of Economic Interests.

Except as otherwise provided herein, references in this Agreement to Members shall also be deemed to constitute a reference to Series A Preferred Owners when the provision relates to financial rights and obligations. By way of illustration and not limitation, such provisions would include those regarding Capital Accounts, distributions (including distributions made pursuant to Section 17.1 hereof), allocations of Net Profits and Net Losses, contributions and the rights, restrictions and obligations with respect to transferability contained in Article XV.

ARTICLE XI.

ALLOCATIONS OF NET PROFITS AND NET LOSSES

11.1 Net Profits and Net Losses.

After giving effect to any allocations required by Section 11.2, Net Profits and Net Losses for each Fiscal Year shall be allocated, insofar as possible, first to the extent of and in accordance with the Net Cash Flow distributed during such Fiscal year or a Sale Distribution, and second, so that, following all allocations pursuant to Section 11.2 for such Fiscal Year and the allocations pursuant to this Section 11.1, each Member’s and Series A Preferred Owner’s Capital Account balance shall be equal to the result (be it positive, negative or zero) of subtracting (i) the sum of (x) the amount which such Member or Series A Preferred Owner is unconditionally obligated to contribute to the Company in the future, (y) such Member’s or Series A Preferred Owner’s share of the Member Minimum Gain, and (z) such Member’s or Series A Preferred Owner’s share of the Company Minimum Gain, from (ii) such Member’s or Series A Preferred Owner’s Target Amount at the end of such Fiscal Year. After giving effect to any allocations required by Section 11.2, Net Losses for each Fiscal Year shall be allocated, insofar as possible, so that following all allocations pursuant to Section 11.2 for such Fiscal Year and the allocations pursuant to this Section 11.1, each Member’s or Series A Preferred Owner’s Capital Account balance shall be equal to the result (be it positive, negative or zero) of subtracting (i) the sum of (x) the amount which such Member or Series A Preferred Owner is unconditionally obligated to contribute to the Company in the future, (y) such Member’s or Series A Preferred Owner’s share of the Member Minimum Gain, and (z) such Member’s or Series A Preferred Owner’s share of the Company Minimum Gain, from (ii) such Member’s or Series A Preferred Owner’s Target Amount at the end of such Fiscal Year.

11.2 Tax Regulatory and Curative Allocations.

Notwithstanding Section 11.1 hereof:

(a) In the event that any Member or Series A Preferred Owner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704¬1 (b)(2)(ii)(d)(4), (5), or (6), which create or increase an Adjusted Capital Account Deficit of such Member or Series A Preferred Owner, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member or Series A Preferred Owner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit so created as quickly as possible. It is the intent that this Section 11.2(a) be interpreted to comply with the alternate test for economic effect set forth in Regulations Section 1.704-1 (b)(2)(ii)(d).

(b) The Net Losses allocated pursuant to Section 11.1 hereof shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Member or Series A Preferred Owner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event that some, but not all, of the Members or Series A Preferred Owners would have Adjusted Capital

Account Deficits as a consequence of an allocation of Net Losses pursuant to Section 11.1 hereof, the limitation set forth in the preceding sentence shall be applied on a Member-by-Member and Series A Preferred Owner by Series A Preferred Owner basis so as to allocate the maximum permissible Net Losses to each Member and Series A Preferred Owner under Regulations Section 1.704-l(b)(2)(ii)(d). All Net Losses in excess of the limitation set forth in this Section 11.2(b) shall be allocated to the Members and Series A Preferred Owners in proportion to their respective positive Capital Account balances, if any, and thereafter to the Members and Series A Preferred Owners in accordance with their interests in the Company as determined by the Manager, in its reasonable discretion.

(c) In the event that any Member or Series A Preferred Owner would have a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of the amount, if any, that such Member or Series A Preferred Owner is obligated to restore to the Company under Regulations Section 1.704-l(b)(2)(ii)(c) and such Member’s or Series A Preferred Owner’s share of Company Minimum Gain as defined in Regulations Section 1.704-2(g)(l) and Member or Series A Preferred Owner Minimum Gain as defined in Regulations Section 1.704-2(i)(5) which is also treated as an obligation to restore in accordance with Regulations Section 1.704-1 (b)(2)(ii)(d)), the Capital Account of such Member or Series A Preferred Owner shall be specially credited with items of Company income (including gross income) and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 11.2(c) shall be made only if and to the extent that such Member or Series A Preferred Owner would have such an excess deficit Capital Account balance after all other allocations provided for in this Article XI tentatively have been made as if this Section 11.2(c) and Section 11.2(a) were not in this Agreement. This Section 11.2(c) is intended to minimize the potential distortion to the economic arrangement of the Members or Series A Preferred Owners that might otherwise be caused by Section 11.2(a), while ensuring that this Agreement complies with the requirements of the alternate test for economic effect contained in Regulations Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted in a manner consistent with such intent.

(d) Notwithstanding any other provision of this Section 11.2, if there is a net decrease in the Company Minimum Gain during a Fiscal Year, then each Member and Series A Preferred Owner shall be allocated items of income (including gross income) and gain for such Fiscal Year (and if necessary for subsequent Fiscal Years) equal to that Member’s and Series A Preferred Owner’s share of the net decrease in Company Minimum Gain. This Section 11.2(d) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2 and shall be interpreted consistently therewith. If in any Fiscal Year that the Company has a net decrease in the Company Minimum Gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and Series A Preferred Owners and it is not expected that the Company will have sufficient other income to correct that distortion, the Manager may seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Regulations Section 1.704-2(f)(4).

(e) Notwithstanding any other provision of this Section 11.2 except Section 11.2(d), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company Fiscal Year, each Member and Series A Preferred Owner who has a share of the Member Minimum Gain as of the beginning of the Fiscal Year shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) equal to such Member’s and Series A Preferred Owner’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt. A Member’s and Series A Preferred Owner’s share of the net decrease in Member Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(4); provided, however, that a Member or Series A Preferred Owner shall not be subject to this provision to the extent that an exception is provided by Regulations Section 1.704-2(i)(4) and any Revenue Rulings issued with respect thereto. Any Member Minimum Gain allocated pursuant to this provision shall consist of first, gains recognized from the disposition of Company property subject to the Member Nonrecourse Debt, and, second, if necessary, a pro rata portion of the Company’s other items of income or gain (including gross income) for that Fiscal Year. This Section 11.2(e) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(f) Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as Member Nonrecourse Deductions under Regulations Section 1.704-2(i) shall be allocated to the Members’ Capital Accounts in accordance with said Regulations Section 1.704-2(i).

(g) Nonrecourse Deductions shall be allocated to the Members in proportion to their respective Membership Percentages.

(h) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Regulations Sections 1.704-1 (b)(2)(iv)(m)(2) or 1.704-1 (b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member or Series A Preferred Owner in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members or Series A Preferred Owners in accordance with their interests in the Company in the event Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Member or Series A Preferred Owner to whom such distribution was made in the event Regulations Section 1.704-l(b)(2)(iv)(m)(4) applies.

11.3 Credit or Charge to Capital Accounts.

Any credit or charge to the Capital Accounts of the Members or Series A Preferred Owners pursuant to Section 11.2(a), Section 11.2(b), Section 11.2(c), Section 11.2(d), Section 11.2(e), Section 11.2(f), Section 11.2(g) and Section 11.2(h) (“Regulatory Allocations”) hereof shall be taken into account in computing subsequent allocations of Net Profits and Net Losses pursuant to Section 11.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Section 11.1 and the Regulatory Allocations hereof and this Section 11.3 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member and Series A Preferred Owner pursuant to the provisions of this Section 11.3 if the special allocations required by the Regulatory Allocations hereof had not occurred.

11.4 Section 704(c) Allocations.

In accordance with Code Section 704(c) and the Regulations thereunder, Net Profits and Net Losses, and each item of income, gain, loss and deduction thereof, with respect to any property contributed to the capital of the Company, or after the assets of the Company have been revalued pursuant to Section 9.8, shall, solely for tax purposes, be allocated among the Members and Series A Preferred Owners so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value including, but not limited to, special allocations to a contributing Member or Series A Preferred Owner that are required under Code Section 704(c) to be made upon distribution of such property to any of the non-contributing Members or Series A Preferred Owners. Any elections or other decisions relating to such allocations shall be made by the Manager. Allocations pursuant to this Section 11.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s or Series A Preferred Owner’s Capital Account or share of Net Profits and Net Losses and credit or distributions pursuant to any provision of this Agreement.

11.5 Allocations in Respect of Transferred Member Units.

If any Unit is sold, assigned, or transferred pursuant to Article XV during any accounting period, Net Profit and Net Loss, and each item thereof, and all other items attributable to the transferred interest for such period shall be divided and allocated between the transferor and transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Manager. Solely for purposes of making such allocations, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that if the Company does not receive a notice stating the date such Unit was transferred within thirty (30) Business Days after the end of the accounting period during which the Transfer occurs, then all of such items shall be allocated to the Person who, according to the books and records of the Company, on the last day of the accounting period during which the transfer occurs, was the owner of the Unit. Neither the Company nor any Manager or officer shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 11.5 whether or not any Member or the Company has knowledge of any Transfer of ownership of any Unit.

11.6 Determination by Manager.

All matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction, and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be reasonably determined by the Manager.

ARTICLE XII.

TAXES

12.1 Tax Elections.

The Manager at all times shall use its reasonable and good faith efforts to cause the Company to comply with such conditions as may be required from time to time to have the Company classified as a partnership for United States federal income tax purposes (and state, local and foreign tax purposes when applicable) and not as an association taxable as a corporation.

12.2 Withholding.

All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Members and Series A Preferred Owners shall be treated as amounts distributed to the Members and Series A Preferred Owners pursuant to Section 10.1 for all purposes under this Agreement. The Company shall withhold from distributions to the Members and Series A Preferred Owners, or with respect to allocations to the Members and Series A Preferred Owners, and pay over to any federal, state, local, or foreign government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, local, or foreign law and shall allocate any such amounts to the Members and Series A Preferred Owners with respect to which such amount was withheld. The Manager shall cause the Company to file a composite tax return in any state in which the Company is doing business and in which a composite tax return is allowed, on behalf of those Members and Series A Preferred Owners who are not residents of such state for such state’s income tax purposes.

12.3 Tax Matters Partner.

The Manager shall be the “Tax Matters Partner” of the Company pursuant to Section 6231(a)(7) of the Code. The Tax Matters Partner shall take such action as may be necessary to cause each other Member and Series A Preferred Owner to become a “Notice Partner” within the meaning of Section 6223 of the Code. The Tax Matters Partner may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Members holding a Majority Governance Interest and the Series A Preferred Owners holding a Majority of the Series A Preferred Units. The Tax Matters Partner will be entitled to reimbursement from the Company for all reasonable costs and expenses incurred by such Tax Matters Partner in complying with and carrying out its responsibilities.

12.4 Tax Returns.

The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members and Series A Preferred Owners within a reasonable time after the end of the Company’s fiscal year.

ARTICLE XIII.

BOOKS AND RECORDS

13.1 Accounting Period.

The Company’s accounting period shall be the Fiscal Year.

13.2 Records and Reports.

(a) At the expense of the Company, the Manager shall cause the Company to maintain records and accounts of all operations and expenditures of the Company. The Company shall keep at its principal place of business the following records:

(i) A current list of the full name and last known address of each Member, Series A Preferred Owner and Manager;

(ii) Copies of records to enable a Member to determine the relative voting rights, if any, of the Members;

(iii) A copy of the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which the Certificate of Formation and any amendments thereto have been executed;

(iv) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for each year;

(v) Copies of this Agreement, together with any amendments thereto and executed copies of each subscription agreement entered into by each Member and Series A Preferred Owner with respect to his, her or its Units and any written powers of attorney pursuant to which this Agreement and any amendments thereto have been executed;

(vi) True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and Series A Preferred Owner and which each Member and Series A Preferred Owner have agreed to contribute in the future, and the date on which each became a Member or Series A Preferred Owner;

(vii) Copies of any financial statements and any other information regarding the status of the business and financial condition of the Company for the three most recent years; and

(viii) Copies of audited annual and quarterly financial statements of all Primary Tenants.

(b) The books and records shall at all times be maintained at the principal office of the Company and shall be open to the reasonable inspection and examination of the Members and the Series A Preferred Owners, or their duly authorized representatives during reasonable business hours.

(c) The Company shall provide to Alcentra the following:

(i) At the same time as provided to the Primary Tenants’ (or their Affiliates’) lenders, copies of all certificates or other instruments provided to such lenders certifying the Primary Tenants’ (or their Affiliates’) compliance or non¬compliance with financial covenants contained in any of the agreements, contracts, and/or instruments under which such indebtedness was created or is governed (each, a “Lender Compliance Certificate”);

(ii) copies of reviewed annual and quarterly financial statements of all Primary Tenants within ten (10) days of receipt;

(iii) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements reviewed by independent public accountants;

(iv) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with generally accepted accounting principles (“GAAP”) (except that such financial statements may (i) be subject to normal year-end review adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

(v) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year.

ARTICLE XIV.

SEPARATENESS/OPERATIONS MATTERS

14.1 Records Covenants.

(a) The Company shall:

(i) maintain books and records and bank accounts separate from those of any other Person;

(ii) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(iii) observe all customary organizational and operational formalities;

(iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity, provided, however, in connection with a Qualified IPO, the assets and operations of the Company may be referenced in public filings made by Holdings;

(v) prepare separate tax returns, if necessary, and separate financial statements;

(vi) allocate and charge fairly and reasonably any common employee or overhead shared with any affiliate;

(vii) conduct business in its own name, and use separate stationery, invoices and checks; and

(viii) not commingle its assets or funds with those of any other Person.

14.2 Financial Covenants.

(a) The Company covenants to the Series A Preferred Owners, on a consolidated basis, that it shall not:

(i) have a ratio of (A) the total amount owed to the Company and its Subsidiaries’ lenders as of the date of determination to (B) the fair market value of the property owned by the Company and its Subsidiaries, that exceeds eighty percent (80%) (for avoidance of doubt, if the Required Series A Majority elects to conduct an appraisal of the properties of the Company and its Subsidiaries pursuant to Section 14.2(b), the fair market value of the real property shall be the appraised value); or

(ii) make any declaration, payment, distribution, rebate, reduction and/or excess payments described in Section 8.9(f) (excluding the payment of the Preferred Return), that exceeds the Distribution Cap in the aggregate, annually, without receipt of the approval provided in Section 8.9 herein.

(b) If a Primary Tenant’s financial condition materially changes such that its gross revenue or its EBITDA is reduced by more than twenty percent (20%) on a trailing twelve month basis from the most recent prior quarterly statements, then the Required Series A Majority may choose to conduct an independent appraisal of the properties of the Company and its Subsidiaries (which appraisal will take into account the financial condition of the Persons leasing such properties) by a regionally or nationally recognized appraiser selected by the Series A Preferred Owners. All costs of such appraisal shall be borne solely by the Company.

14.3 Rental Income. Subject to the applicable restrictions in the Existing Real Estate Documents as in effect on the date hereof, the Company shall cause each of its Subsidiaries to promptly distribute to the Company all available cash (net of customary reserves) received by the Subsidiaries from rental properties.

ARTICLE XV.

TRANSFERABILITY

15.1 General Prohibition.

Except as otherwise provided in this Agreement, including, without limitation Section 9.9(b) herein, no Member or Series A Preferred Owner, whether voluntarily or involuntarily, directly or indirectly, may assign, sell, transfer, encumber, or in any way alienate (collectively a “Transfer”), all or any part of his, her or its Units. A Member or Series A Preferred Owner may Transfer all or any portion of his, her or its Units (i) only with the prior written consent of the Manager, which consent may be withheld in the Manager’s sole discretion and in accordance with the provisions of this Article XV, (ii) to an Affiliate of the Member or Series A Preferred Owner, (iii) with respect to Alcentra, a pledge of its Units to its secured lenders as collateral under a secured lending facility, so long as the secured lender or entity holding such Units shall have no Governance Rights and no rights to vote on any Company matters whatsoever, or (iv) with respect to a Member, a pledge of its Units entered into in connection with the AAC Credit Facility Transactions (each a “Permitted Transfer”). The Company shall not give effect on its books to any Transfer or purported Transfer of Units held or owned by a Member or Series A Preferred Owner to any Person unless each and all of the conditions hereof affecting such Transfer shall have been satisfied. Notwithstanding anything to the contrary herein, the obligations set forth in Sections 15.1, 15.2 and 15.4 shall not apply to any transactions that constitute a Qualified Reorganization, except that to the extent Units are transferred to Holdings, any Affiliate of Holdings or any Affiliate of Company in the Qualified Reorganization, the transferee shall become a substitute Member and shall be bound by this Agreement as a Member hereunder.

15.2 Right of First Refusal.

(a) If a Member or Series A Preferred Owner receives a bona fide written offer from a third party to purchase all or any part of the Units then owned by the Member or Series A Preferred Owner other than pursuant to a Permitted Transfer, which offer the Member or Series A Preferred Owner desires to accept, the Member or Series A Preferred Owner (the “Selling Member”) shall offer by written notice (the “Offer Notice”) to the Company, within ten (10) Business Days after receipt of the offer to sell the Units subject to the third party offer (the “Offered Units”) to the Company at the lesser of (1) the same price or (2) the applicable Unrecovered Capital Contribution plus any accrued but unpaid Preferred Return, and upon substantially the same terms as provided in the third party offer. The Offer Notice shall state details of the third party offer, including (i) the name, address, telephone number and email address of the Selling Member and the proposed transferee, (ii) the purchase price offered by the proposed transferee, and (iii) the terms and method of payment. A copy of the third party offer shall be attached to the Offer Notice.

(b) The Company shall have an option for ten (10) Business Days after receipt of the Offer Notice (the “Company Option Period”) to purchase all or any portion of the Offered Units. Such option shall be exercisable by the Company by giving written notice of exercise to the Selling Member within such Company Option Period.

(c) If the Company does not elect to purchase all of the Offered Units pursuant to clause (b) above, then, prior to the expiration of the Company Option Period, the Company shall notify each of the Members (the “Non-Selling Members”) of the number of Offered Units, if any, which the Company has not elected to purchase (the “Subsequent Offer Notice”). For a period of ten (10) Business Days after receipt of such notice (the “Member Option Period”), each Non-Selling Member may elect, by giving written notice as described below, to purchase up to that number of remaining Offered Units as shall be equal to the product obtained by multiplying (A) the total number of remaining Offered Units by (B) a fraction, the numerator of which is the total number of Common Units on a fully-diluted basis owned by such Non-Selling Member on the date of the Subsequent Offer Notice and the denominator of which is the total number Common Units on a fully-diluted basis then held by all of the Non-Selling Members on the date of the Subsequent Offer Notice, subject to increase as hereinafter provided. The number of Units that each Non-Selling Member is entitled to purchase under this Section 15.2(c) shall be referred to as a “ROFR Allocation.” If any Non- Selling Member does not wish to purchase its ROFR Allocation, then all other Non- Selling Members who so elect shall have the right to accept the offer to purchase, on a pro-rata basis with all other Non-Selling Members who so elect (as hereinafter provided), any ROFR Allocation not purchased by such Non-Selling Member. Each Non-Selling Member shall have the right to purchase such number of remaining Offered Units by giving written notice of such acceptance to the Company and the Selling Member within 10 calendar days after receipt of the Subsequent Offer Notice, which notice shall indicate the maximum number of shares of Offered Units which such Non-Selling Member is willing to purchase in the event fewer than all of the Non-Selling Members elect to purchase their ROFR Allocations.

(d) If neither the Company nor the Non-Selling Members elect to purchase all of the Offered Units within the time period specified, then the option shall be deemed unexercised and the Selling Member may Transfer, subject to compliance with all of the conditions of Section 15.5, including the right of the Manager to prohibit such Transfer, the Offered Units to the proposed transferee at any time within thirty (30) Business Days after the expiration of the Member Option Period.

(e) The closing of the purchase and sale contemplated under this Section 15.2 shall occur on the twentieth (20th) Business Day immediately following the expiration of the Member Option Period.

15.3 Involuntary Transfers.

(a) (i) If any Member or Series A Preferred Owner (1) dies, or (2) becomes Disabled or (3) files a petition or answer seeking its reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation, or (ii) if any Member or Series A Preferred Owner has any information which would reasonably lead such Member or Series A Preferred Owner to expect that an involuntary Transfer, including but not limited to, a Transfer pursuant to a Bankruptcy Event, an attachment by a judgment creditor, a Transfer pursuant to divorce, or a Transfer by operation of law, is foreseeable, such Member or Series A Preferred Owner or the Member’s or Series A Preferred Owner’s executor, guardian or other authorized representative (the “Transferring Member”) shall immediately give the Company written notice (the “Transfer Notice”) of such event, and make an offer to sell all of such Transferring Member’s Units (the “Transfer Units”), to the Company. The Transfer Notice shall contain a statement of the type of proposed Transfer, the identity of the person to whom the Transfer Units will or may be Transferred, and any other facts which are or will reasonably be deemed material to the proposed Transfer.

(b) The Company shall have an option for thirty (30) Business Days after receipt of the Transfer Notice (“Company Transfer Period”) to purchase all or any portion of the Transfer Units. Such option shall be exercisable by the Company by giving written notice of exercise to the Transferring Member within such Company Transfer Period.

(c) If the Company does not elect to purchase all of the Transfer Units pursuant to clause (b) above, then, prior to the expiration of the Company Transfer Period, the Company shall notify each of the Members (the “Non-Transferring Members”) of the number of Transfer Units, if any, which the Company has not elected to purchase (the “Subsequent Transfer Notice”). For a period of ten (10) Business Days after receipt of such notice (the “Member Transfer Period”), each Non-Transferring Member may elect, by giving written notice as described below, to purchase up to that number of remaining Transfer Units as shall be equal to the product obtained by multiplying (A) the total number of remaining Transfer Units by (B) a fraction, the numerator of which is the total number of Common Units on a fully-diluted basis owned by such Non-Transferring Member on the date of the Subsequent Transfer Notice and the denominator of which is the total number Common Units on a fully-diluted basis then held by all of the Non- Transferring Members on the date of the Subsequent Transfer Notice, subject to increase as hereinafter provided. The number of Units that each Non-Transferring Member is entitled to purchase under this Section 15.3(c) shall be referred to as a “Involuntary ROFR Allocation.” If any Non-Transferring Member does not wish to purchase its Involuntary ROFR Allocation, then all other Non-Transferring Members who so elect shall have the right to accept the offer to purchase, on a pro-rata basis with all other Non- Transferring Members who so elect (as hereinafter provided), any Involuntary ROFR Allocation not purchased by such Non-Transferring Member. Each Non-Transferring Member shall have the right to purchase such number of remaining Transfer Units by giving written notice of such acceptance to the Company and the Transferring Member within 10 calendar days after receipt of the Subsequent Transfer Notice, which notice shall indicate the maximum number of shares of Transfer Units which such Non- Transferring Member is willing to purchase in the event fewer than all of the Non- Transferring Members elect to purchase their Involuntary ROFR Allocations.

(d) If the right to purchase described herein is not exercised with respect to the all of the Transfer Units within the time period specified, then the options shall be deemed unexercised and the Transferring Member may Transfer (if applicable), subject to compliance with all of the conditions of Section 15.5, including the right of the Manager to prohibit such Transfer, the Transfer Units to the proposed transferee at any time within thirty (30) Business Days after the expiration of the Member Transfer Period.

(e) (i) The price of the Transfer Units transferred pursuant to this Section 15.3 shall be (1) for Common Units, the fair market value of such Transfer Units or (2) for Series A Preferred the applicable Unrecovered Capital Contribution plus any accrued but unpaid Preferred Return. Fair market value shall be the price agreed upon by the Transferring Member and the Company and/or the purchasing Members (collectively, the “Purchaser”), or in the event an agreement has not been reached regarding purchase price, the fair market value shall be determined as follows: Within fifteen (15) days after the expiration of the Member Transfer Period, the Purchaser and the Transferring Member shall each select an appraiser (the “Purchaser’s Appraiser” and the “Seller’s Appraiser”, respectively). Within fifteen (15) days after the appointment of the two appraisers, the Purchaser’s Appraiser and the Seller’s Appraiser shall select a third appraiser (the “Third Appraiser”). Each of the appraisers shall submit a determination of the value of the Transfer Units to the Company within forty-five (45) days of the date of selecting the Third Appraiser. The fair market value determinations of the two appraisers submitted to the Company which are closest in value shall be averaged. Such average will, absent fraudulent collusion, constitute the fair market value of the Transfer Units for purposes of this Section 15.3(e) and shall be final and binding upon the Transferring Member and the Purchaser, free of challenge or review by any court. All costs associated with such appraisals shall be borne fifty percent (50%) by the Transferring Member and fifty percent (50%) by the Purchaser.

(f) Notwithstanding the foregoing, in the event that the Purchaser disagrees with the appraised value of the Transfer Units as determined under Section 15.3(e)(i), the Purchaser shall have ten (10) Business Days after such appraised value was submitted to the Company to revoke its election to purchase the Transfer Units under this Section 15.3; provided, that in such event the Purchaser shall be responsible for the cost of both the Purchaser’s Appraiser and the Seller’s Appraiser. In the event that less than all of the parties comprising the Purchaser disagree with the appraised value, the agreeing parties must agree to acquire the portion of the Transfer Units that the disagreeing parties elected to purchase, or the Purchaser, as a whole, will be deemed to have revoked its election to purchase the Transfer Units.

(g) The price for the Transfer Units shall be paid to the Transferring Member at closing by the delivery, at the discretion of the Purchaser, of cash or a promissory note by each Purchaser (the “Note(s)”). The Note(s) shall provide for five annual equal installment payments, commencing with the first (1st) anniversary of the date of the Note(s), and shall bear interest payable at a rate equal to the prime rate as quoted by the Wall Street Journal as of the date of closing, plus two percent (2%). The outstanding principal balance of the Note, plus accrued, but unpaid interest, shall be accelerated as of the date of a sale of the Company or a sale of all or substantially all of the assets of the Company.

(h) The closing of the purchase and sale contemplated by this Section 15.3 shall occur at the offices of the Company no later than 10:00 a.m. on the twentieth (20th) Business Day immediately following the later of (i) the expiration of the Member Option Period or (ii) the determination of the price under paragraph (e) above.

15.4 Conditions for Admission of Substituted Member.

(a) A transferee with respect to a Permitted Transfer who is not already a Member or Series A Preferred Owner at the time of such Permitted Transfer, or any transferee with respect to a Transfer that is required by a court of competent jurisdiction, but that is not a Permitted Transfer, shall become a substitute Member or Series A Preferred Owner only if such admission is approved by the Manager, which approval may be withheld in its sole discretion, or if such transferee is an Affiliate of the Member or Series A Preferred Owner and, in either case, the following conditions have been satisfied:

(i) the transferor must have executed a written instrument of transfer of such Units in form and substance reasonably satisfactory to the Manager;

(ii) the transferee must have executed a written agreement, in form and substance reasonably satisfactory to the Manager, to assume all of the duties and obligations of the transferor under this Agreement with respect to the transferred Units and to be bound by and subject to all of the terms and conditions of this Agreement;

(iii) the transferor, his legal representative or authorized agent, and the transferee must have executed a written agreement, in form and substance reasonably satisfactory to the Manager, to indemnify and hold the Company, the Managers and the other Members and Series A Preferred Owners harmless from and against any loss or liability arising out of the Transfer;

(iv) the transferee must have executed such other documents and instruments as the Manager may reasonably deem necessary to effect the admission of the transferee as a Member or Series A Preferred Owner, as applicable; and

(v) unless waived by the Manager, the transferee or the transferor must have paid the expenses, including reasonable legal fees, incurred by the Company in connection with the admission of the transferee to the Company, provided that, with respect to transfers of Units by Series A Preferred Owners to their Affiliates, such expenses shall not exceed $5,000.

(b) Upon admission of a transferee as a substitute Member or Series A Preferred Owner pursuant to this Section 15.5, a transferee who has become a substitute Member or Series A Preferred Owner with respect to the transferred Units has, to the extent of the Units transferred to such substitute Member or Series A Preferred Owner, all the rights and powers as a Member or Series A Preferred Owner, as applicable of the Person for whom such substitute Member or Series A Preferred Owner is substituted, including without limitation the Economic Interests and Governance Rights of the transferor Member or Series A Preferred Owner, as the case may be, and is subject to all of the restrictions and liabilities of a Member or Series A Preferred Owner under the Certificate of Formation, this Agreement and the Delaware Act.

(c) A transferee of Units who does not become a substitute Member or Series A Preferred Owner shall be the owner of such transferor’s Economic Interest only and shall be entitled only to the transferor’s Economic Interest to the extent assigned. Such transferee shall not be entitled to vote on any question regarding the Company and any transferred Economic Interest shall not be considered to be outstanding for voting purposes. Each transferee under this Section 15 must agree in writing to be bound by the terms and conditions of this Agreement; provided, however, that a pledgee of a Series A Preferred Owner shall not be required to agree to be bound by this Agreement until and unless such pledgee becomes the beneficial owner of the Series A Preferred Units.

Notwithstanding anything herein to the contrary, this Section 15.4 shall not be applicable to Holdings, any Affiliate of Holdings or any Affiliate of Company, except that to the extent Units are transferred to Holdings, any Affiliate of Holdings or any Affiliate of Company, the transferee shall become a substitute Member and shall be bound by this Agreement as a Member hereunder.

15.5 Transfer Limitations.

Notwithstanding any other provisions of this Agreement, no proposed Transfer of Units, or any part thereof, will be permitted or effective:

(a) if such Transfer would cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes or, when added to the total of all other sales or exchanges of Membership Interests within the preceding twelve (12) months, would result in the Company being considered to have terminated within the meaning of Section 708 of the Code;

(b) if such Transfer would violate any federal or any state securities or “blue sky” laws applicable to the Company or to the Interest to be transferred or assigned or the Company has failed to receive from the Member, if reasonably requested, a legal opinion satisfactory to the Company, addressing such issues as the Company or its legal counsel may request, including, without limitation, that such Transfer will not be in violation of applicable federal or state securities law and will not result in any adverse consequences to the Company; provided that no legal opinion shall be required by the Company with respect to transfers by a Series A Preferred Owner to its Affiliates; or

(c) if the Manager, in its sole discretion, determines that such Transfer, which is not a Permitted Transfer, should be prohibited.

15.6 Successors as to Economic Rights.

Unless otherwise specifically provided herein or in any applicable transfer document, a transferee shall succeed to the transferor’s Capital Contributions and Capital Account to the extent related to the Economic Interests transferred, regardless of whether such transferee becomes a Member or Series A Preferred Owner.

ARTICLE XVI.

OTHER BUSINESS VENTURES

Subject to the provisions of Section 6.2(a), each Member, Series A Preferred Owner and Manager of the Company may engage in or possess an interest in any other business venture. Neither the Company, the Manager, the Series A Preferred Owners nor the other Members shall have any right by virtue of this Agreement in and to such permitted ventures or to the income or profits derived therefrom. Nothing in this Article XVI implies a limitation on the effect of other provisions of this Agreement.

ARTICLE XVII.

DISSOLUTION, CESSATION AND TERMINATION

17.1 Dissolution.

(a) To the extent permitted by law, neither section 18-801 of the Delaware Act, nor any other provision of the Delaware Act or any other law, shall apply to the Company so as to produce dissolution of the Company except upon the happening of the first to occur of the events or circumstances described in the following paragraph (b).

(b) Subject to the approval rights of the Series A Preferred Owners set forth in Section 8.9(a), the Company shall be dissolved only upon the occurrence of any of the following events: (a) upon the occurrence of a Withdrawal Event with respect to the last remaining Member; (b) by judicial dissolution as contemplated under the Delaware Act;

(c) by the sale of all or substantially all of the Company’s assets and the collection of all proceeds therefrom or (d) by consent of the Members holding a Majority Interest.

17.2 Effect of Dissolution.

Upon dissolution, the Company shall cease to carry on its business, except as permitted by the Delaware Act.

17.3 Withdrawal Event.

(a) A Member shall cease to be a Member and a Series A Preferred Owner shall cease to be a Series A Preferred Owner solely upon the occurrence of any one of the following events (“Withdrawal Event”):

(i) assignment, sale or other transfer by a Member or Series A Preferred Owner of all of such person’s Membership Interest or Economic Interest, as applicable, to a substitute Member or Series A Preferred Owner;

(ii) the Company’s purchase or redemption of a Member’s entire Membership Interest or a Series A Preferred Owner’s Series A Preferred Units;

(iii) the death or Disability of a Member or a Series A Preferred Owner;

(iv) the occurrence of a Bankruptcy Event with respect to a Member or a Series A Preferred Owner;

(v) the filing by a Member or a Series A Preferred Owner of a petition, answer or any similar document seeking its arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation; or

(vi) the attempted transfer of a Member’s Membership Interest or a Series A Preferred Owner’s Series A Preferred Units in violation of this Agreement.

Notwithstanding the foregoing, in the case of the Withdrawal Events described in clauses (iii), (iv) and (v), such Member or Series A Preferred Owner shall retain its Economic Interest in the Company until the events described in clauses (i) and (ii) occur with respect to such Member or Series A Preferred Owner but shall not be entitled to vote on any question regarding the Company.

(b) Neither a Member nor a Series A Preferred Owner may voluntarily withdraw from the Company.

ARTICLE XVIII.

WINDING UP, LIQUIDATION, DISTRIBUTION OF ASSETS

18.1 Accounting in Connection with Dissolution.

(a) Upon dissolution, an accounting shall be made by the Company’s accountants of the accounts of the Company and of the Company’s assets, liabilities and operations. The Manager, or the Persons selected by the Manager (the “Liquidators”), shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Liquidators shall:

(i) Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Liquidators may determine to distribute any assets to the Members in kind);

(ii) Allocate any Net Profits or Net Losses resulting from such sales to the Members and Series A Preferred Stock Owners in accordance with Section 11.1 hereof;

(iii) Discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such Reserves as may be reasonably necessary to provide for contingencies or liabilities of the Company;

(iv) After discharge of the liabilities described in clause (iii), redeem the Series A Preferred Units in accordance with Section 9.9(a);

(v) After redemption of the Series A Preferred Units described in clause (iv), distribute the remaining assets to the Members holding Common Units, either in cash or in kind, in accordance with Section 10.2; and

(vi) If any assets of the Company are to be distributed in kind, the net fair market value of such assets shall be determined by independent appraisal. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of this Agreement to reflect such deemed sale.

(c) It is the intent of the Members that the allocations provided in Section 11.1 result in the distributions required pursuant to Sections 18.1(b)(iv) and (v), 10.1 and 10.2 being in accordance with positive Capital Accounts as provided for in the Treasury Regulations under Code Section 704(b). However, if after giving hypothetical effect to the allocations required by Section 11.1, the Capital Accounts of the Members and Series A Preferred Owners are in such ratios or balances that distributions pursuant to Sections 18.1(b)(iv), 10.1 and 10.2 would not be in accordance with the positive Capital Accounts of the Members and Series A Preferred Owners as required by the Treasury Regulations under Code Section 704(b) (subject to certain revaluations permitted by Section 9.8, but not specifically permitted by the Regulations), such failure shall not affect or alter the distributions required by Sections 18.1(b)(iv) and (v), 10.1 and 10.2. Rather, the Liquidators will have the authority to make other allocations of Net Losses, Net Profits, or items of income, gain, loss or deduction among the Members and Series A Preferred Owners which, to the maximum extent possible, will result in the Capital Accounts of each Member and Series A Preferred Owner having a balance prior to distribution equal to the amount of distributions to be received by such Member and Series A Preferred Owner pursuant to Sections 18.1(b)(iv) and (v), 10.1 and 10.2.

(d) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Treas. Reg. Section 1.704-l(b)(2)(ii)(g), if any Member or Series A Preferred Owner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member or Series A Preferred Owner shall have no obligation to make any Capital Contribution to reduce or eliminate the negative balance of such Member’s or Series A Preferred Owner’s Capital Account.

(e) Upon completion of the winding-up, liquidation and distribution of the assets, the Company shall be deemed terminated.

18.2 Certificate of Cancellation.

When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, the Liquidators shall file a certificate evidencing such cancellation with the Secretary of State of Delaware in accordance with the Delaware Act.

18.3 Return of Contribution Nonrecourse to Other Members.

Upon dissolution, each Member and Series A Preferred Owner shall look solely to the assets of the Company for the return of the Member’s and Series A Preferred Owner’s Capital Account. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Account of one or more Members or Series A Preferred Owners, including, without limitation, all or any part of that Capital Account attributable to Capital Contributions, then such Member(s) or Series A Preferred Owner(s) shall have no recourse against any other Member or Series A Preferred Owner.

ARTICLE XIX.

MISCELLANEOUS PROVISIONS

19.1 Application of Delaware Law.

This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by Delaware law.

19.2 No Action for Partition.

No Member has any right to maintain any action for partition with respect to the property of the Company.

19.3 Execution of Additional Instruments.

Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

19.4 Headings, Exhibits and Interpretation.

The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. All exhibits and schedules referred to in this Agreement and attached hereto are incorporated herein by this reference. The words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

19.5 Waivers.

The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

19.6 Rights and Remedies Cumulative.

The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for (and receive) specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

19.7 Title to Property.

The Company assets shall be owned by the Company as an Entity, and no Member or Series A Preferred Owner shall have any ownership interest in the Company assets in that Member’s or Series A Preferred Owner’s individual name or right. Each Member’s and Series A Preferred Owner’s Interest shall be personal property for all purposes. The Company shall hold the Company assets in the name of the Company and not in the name of any Member or Series A Preferred Owner.

19.8 Heirs, Successors and Assigns.

The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

19.9 Creditors.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or by any Person not a party hereto. No creditor shall have any right, under section 18-502(b) of the Delaware Act or otherwise, to enforce any right of a Member or Series A Preferred Owner to make any contribution to the Company, and any such obligation of a Member or Series A Preferred Owner may be compromised upon the approval of all of the Members or Series A Preferred Owners, as applicable.

19.10 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

19.11 Notices.

All notices, requests, demands, claims and other communications hereunder to any Member, Series A Preferred Owner or the Company shall be in writing and shall be deemed duly given when delivered personally to the recipient, faxed to the intended recipient at the fax number, or sent by email to the intended recipient (confirmation of receipt is required) using the email address, set forth on Exhibit “A” hereto (with hard copy to follow by express courier), or one day after sent to the recipient by reputable overnight express courier service (charges prepaid) and addressed to the intended recipient at such party’s respective address as set forth on Exhibit “A”, or at such other address as the other party may hereafter designate by notice.

19.12 Amendments.

Except as expressly provided herein, any amendment to this Agreement must be made in writing and approved by the Members holding a Majority Interest; provided, that (i) no amendment to this Agreement that would adversely affect the Membership Interest of a Member shall be effective without the prior written consent of such Member and (ii) no amendment to this Agreement that would adversely affect the rights of or restrictions on the Series A Preferred Units shall be effective without the prior written consent of the Required Series A Majority.

19.13 Conflicts with the Delaware Act.

If any particular provision herein is construed to be in conflict with the provisions of the Delaware Act, the provisions of this Agreement shall control to the fullest extent permitted by applicable law. Any provision found to be invalid or unenforceable shall not affect or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such conflicting provision were omitted.

19.14 General Statutory Override.

To the extent permitted by law, the provisions of this Agreement shall govern over all provisions of the Delaware Act which would apply but for (and inconsistently with) this Agreement. For each question (a) with respect to which the Delaware Act provides a rule (a “default rule”), but permits a limited liability Company’s operating agreement to provide a different rule and (b) which is addressed by this Agreement, the default rule shall not apply to the Company.

19.15 No Partnership Intended for Non-Tax Purposes.

The Members have formed the Company under the Delaware Act, and expressly disavow any intention to form a partnership under the partnership act or laws of any state. The Members do not intend to be partners one to another or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

19.16 Time.

Time is of the essence of this Agreement, and to any payments, allocations and distributions provided for under this Agreement.

19.17 Entire Agreement.

This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the matters described herein, and supersedes all prior agreements, written or oral, with respect thereto.

19.18 Separate Counsel.

EACH MEMBER ACKNOWLEDGES THAT HE, SHE OR IT HAS HAD AN OPPORTUNITY TO CONSULT WITH ITS OWN LEGAL COUNSEL WITH REGARD TO THE MATTERS CONTAINED IN THIS AGREEMENT. EACH MEMBER FURTHER ACKNOWLEDGES THAT BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC REPRESENTS THE COMPANY WITH RESPECT TO FORMATION AND ORGANIZATION OF THE COMPANY, INCLUDING BUT NOT LIMITED TO DRAFTING AND NEGOTIATING THIS AGREEMENT. EACH MEMBER FURTHER ACKNOWLEDGES THAT BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC DOES NOT REPRESENT ANY MEMBER WITH RESPECT TO SUCH FORMATION AND ORGANIZATION, INCLUDING BUT NOT LIMITED TO DRAFTING AND NEGOTIATING THIS AGREEMENT.

19.19 Confidentiality.

(a) Each of the Members and Series A Preferred Owners acknowledges that they have or will receive and have access to Confidential Information. Each Member and Series A Preferred Owner recognize that the improper use or release of any Confidential Information could cause the Company and its Affiliates to lose competitive advantage, market share, customers, employees, potential business, revenues, or otherwise have detrimental impact on the Company’s and its subsidiaries’ continuing operations.

(b) All Confidential Information received by any Member or Series A Preferred Owner shall be kept confidential and treated as the private and confidential information of the Company and its Affiliates and shall not be disclosed to third parties except as provided herein.

(c) The Company and each Member, Series A Preferred Owner and Manager recognizes and acknowledges that Alcentra may disclose Confidential Information, (a) as part of Alcentra’s normal reporting, rating or review procedures, or in connection with normal fundraising, marketing, informational or reporting activities so long as Persons receiving such information have agreed to be bound by the confidentiality obligations contained herein or are otherwise subject to substantially similar confidentiality obligations or such disclosures are required by any government or governmental or quasi- governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal) or pursuant to regulatory authority, (b) to Alcentra’s Affiliates, auditors, accountants, attorneys or other agents, or (c) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation.

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date set forth on the first page of this Agreement.

COMPANY:

Behavioral Healthcare Realty, LLC

/s/ Michael T. Cartwright
By:	Michael T. Cartwright
Its:	Manager

MEMBERS:

COMMON MEMBERS:

/s/ Michael T. Cartwright
Michael T. Cartwright

/s/ Jerrod N. Menz
Jerrod N. Menz

/s/ Kirk R. Manz
Kirk R. Manz

[Signatures continue on following page.]

Amended and Restated Limited Liability Company Agreement of

Behavioral Healthcare Realty, LLC

Signature Page

SERIES A PREFERRED OWNER:

BNY Alcentra Group Holdings, Inc.

/s/ Scott Gold
By:	Scott Gold
Its:	Senior Vice President

Amended and Restated Limited Liability Company Agreement of

Behavioral Healthcare Realty, LLC

Signature Page

EXHIBIT A

MEMBERS AND SERIES A PREFERRED OWNERS

April 15, 2014

Members

Name	Capital Contribution ($)	Common Units	Economic Interest (%)	Governance Rights (%)
Michael T. Cartwright		45	45%	51%
Jerrod N. Menz		45	45%	40.1%
Kirk R. Manz Total		10	10%	8.9%
Total		100	100%	100%

	Series A Preferred Owners
Name	Capital Contribution ($)	Series A Preferred Units	Economic Interest (%)	Governance Rights (%)

BNY Alcentra Group Holdings, Inc.	8,000,000	160	100%	N/A

A-1

EXHIBIT “B”

DEFINITIONS

“AAC Credit Facility Documents” Collectively, the Second Amended and Restated Credit Agreement, by and among Holdings, American Addiction Centers, Inc., lenders party thereto from time to time, and Wells Fargo Bank, National Association, as administrative agent and collateral agent, and all instruments, agreements and documents entered into in connection therewith, including, without limitation, loan agreements, notes, guaranties, security agreements, mortgages, deeds of trust, subordination agreements, intercreditor agreements, indemnification agreements and control agreements, in each case, as amended, restated, supplemented, refinanced, replaced, extended, or otherwise modified from time to time, subject to the restrictions set forth in Section 8.9(p).

“AAC Credit Facility Transactions” All transactions contemplated by or entered into in connection with the AAC Credit Facility Documents, including, without limitation, the exercise of remedies thereunder.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in a Member’s or Series A Preferred Owner’s Capital Account as of the end of a Fiscal Year (or other applicable period), after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts (i) described in section 1.704-1 (b)(2)(ii)(c) of the Regulations which such Member or Series A Preferred Owner is unconditionally obligated to contribute to the Company pursuant to this Agreement or applicable law or (ii) which such Member or Series A Preferred Owner is deemed obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(l) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in sections 1.704- l(b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5) and 1.704-l(b)(2)(ii)(d)(6) of the Regulations.

“Affiliate” With respect to any Person, (i) in the case of an individual, any relative of such Person, (ii) any officer, director, trustee, partner, member, manager, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such Person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (iv) any officer, director, trustee, partner, member, manager, employee or holder of ten percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person. For purposes of this Agreement, “control” when used with respect to any specified person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting interests, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. For avoidance of doubt, Alcentra Capital Corporation is an “Affiliate” of BNY Alcentra Group Holdings, Inc.

“Agreement.” This Amended and Restated Limited Liability Company Agreement, together with all Exhibits and Schedules, as the same may be amended or supplemented from time to time.

“Alcentra.” BNY Alcentra Group Holdings, Inc. and/or each of its Affiliates (including but not limited to Alcentra Capital Corporation)

“Bankruptcy Event.” A Bankruptcy Event with respect to any Person shall mean the occurrence of any one or more of the following events with respect to such Person: (i) the filing of a petition by such

Person to be adjudicated a bankrupt or for reorganization or arrangement under the bankruptcy laws of any state or of the United States; (ii) a petition is filed against such Person to have it adjudicated a bankrupt and such petition is not dismissed within sixty (60) days after filing; (iii) an assignment for the benefit of creditors is made by such Person; or (iv) a receiver or trustee of a such Person’s rights or interests (which includes the rights or interests of such Person under this Agreement) is appointed pursuant to any judicial proceeding and such proceeding is not dismissed, and the receiver or trustee discharged, within sixty (60) days after such appointment.

“Book Value.” Means with respect to any asset of the Company, the adjusted basis for federal income tax purposes of such asset, except that the Book Value of any asset contributed to or owned by the Company on the date of a revaluation of the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv) shall mean the Gross Asset Value of such asset on the date of the contribution or revaluation, as subsequently adjusted (e.g., for depreciation or amortization in accordance with federal income tax principles).

“Business Day.” Any day except Saturday, Sunday or any day on which banks are generally not open for business in Nashville, Tennessee and New York, New York.

“Business of the Company.” As defined in Article III.

“Capital Account.” A capital account maintained with respect to each Member and Series A Preferred Owner in accordance with Section 9.7.

“Capital Contribution.” Any contribution to the capital of the Company in cash or property by a Member or Series A Preferred Owner whenever made.

“Capital Event.” (i) The sale by the Company or its Subsidiaries of more than 50% of the real property owned by the Company (including its Subsidiaries) or assets of the Company (including its Subsidiaries), which generate more than 50% of the revenues of the Company and its Subsidiaries, on a consolidated basis, (ii) the sale of more than 50% of the voting or economic rights of any Subsidiary, or (iii) the merger, consolidation (including, without limitation, pursuant to a reorganization), sale of all or substantially all of the assets or sale of a majority of the Common Units of the Company. Notwithstanding the foregoing, a transaction which is part of a Qualified Reorganization will not be deemed a Capital Event for purposes of this Agreement.

“Certificate of Formation.” The Certificate of Formation of the Company, as filed with the Secretary of State of Delaware, as the same may be amended from-time to time.

“Code.” The Internal Revenue Code of 1986, as amended from time to time.

“Common Unit.” A Member’s entire interest in the Company, which shall be set forth on Exhibit A attached hereto. A Common Unit shall be comprised of an Economic Interest and a Governance Interest and will only be held by Members of the Company.

“Company.” Behavioral Healthcare Realty, LLC, a Delaware limited liability company.

“Company Minimum Gain.” The meaning attributed to “partnership minimum gain” in Treasury Regulations Section 1.704-2(b)(2).

“Company Option Period.” As defined in Section 15.2.

“Company Transfer Period.” As defined in Section 15.3.

“Confidential Information” means any information of the Company, whether written or oral, and whether in the form of financial reports or projections, business strategies or plans, documentation, correspondence, manuals, memoranda, reports, pricing policies, records, notes, minutes of meetings, computer-retained information or software, research and development activities, operations results, procedures and strategies, trade secrets, intellectual property rights, and all information owned by or related to the Company, its Affiliates or its Subsidiaries and the respective actual or anticipated business results or operations of such entities, other than any information which: (a) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Member or Series A Preferred Owner; (b) becomes available to the Member or Series A Preferred Owner on a non-confidential basis from a source which is not prohibited (to such party’s knowledge) from disclosing such information to the Member or Series A Preferred Owner by a legal, contractual or fiduciary obligation to the Company; (c) the Member or Series A Preferred Owner develops independently of any disclosure by the Company; or (d) was in the Member’s or Series A Preferred Owner’s possession or known to the Member or Series A Preferred Owner prior to its receipt of such information from the Company.

“Delaware Act” or “Act.” The Delaware Limited Liability Company Act, Title 6, §§18-101. et. seq., as amended from time to time.

“Disability” or “Disabled.” With respect to a Member, means an entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her property.

“Economic Interest.” A Member’s or Series A Preferred Owner’s share of the Company’s Net Cash Flow, Net Profits, Net Losses and rights to distributions of the Company’s assets pursuant to this Agreement and the Delaware Act, but shall not include any right to vote on, consent to or otherwise participate in any decision of the Members, which shall be set forth on Exhibit A hereto on a percentage basis.

“Entity.” Any general partnership, limited partnership, limited liability company, corporation, real estate investment trust, joint venture, trust, business trust, statutory trust, cooperative or association or any foreign trust or foreign business organization.

“Event of Default.” An Event of Default shall occur upon, following the expiration of any applicable cure period (except to the extent provided in clause (iv) below), (i) the breach of any representation, warranty or covenant in this Agreement by the Company or the Manager, including without limitation any financial covenant set forth in Section 14.2; provided that, except in the case of a breach of Section 8.9 or 9.9, Company or the Manager has received a notice of such breach, (ii) the failure of the Company to pay to the Series A Preferred Owners all accrued and unpaid Preferred Returns within thirty (30) days of any Payment Date, (iii) any event of default by a Primary Tenant (or its Affiliates) with respect to any secured indebtedness in excess of $1,000,000 and as a result thereof (x) all or any portion of such indebtedness is declared to be due and payable prior to its stated maturity date or (y) the agent or lenders under such indebtedness have commenced the exercise of their remedies with respect to liens granted to the agent or lenders under such indebtedness, (iv) a Lender Compliance Certificate indicates that any Primary Tenant (or its Affiliates) is in non-compliance with, or has breached, the leverage ratio or fixed charge coverage ratio covenant contained in any of the agreements, contracts, and/or instruments under which such indebtedness was created or is governed and such non-compliance or breach is not cured or waived within 60 days of the date of the Lender Compliance Certificate, provided, however, that for purposes of Section 9.9(c) the 60 day cure period shall not be taken into account and such Event of Default shall be deemed to have occurred on the date of delivery of such Lender Compliance Certificate indicating such non¬compliance or breach, and provided, further, that from and after the occurrence of such Event of Default (taking into account the 60 day cure period) until the date that is 120 days after the date of the Lender Compliance Certificate, the Preferred Return shall be payable in cash with respect to the amount representing a cumulative return on the Series A Preferred Owner’s aggregate Unrecovered Capital Contributions of twelve percent (12%) per annum for the applicable period, and all amounts in excess thereof and otherwise payable as Preferred Return during such period shall be capitalized and added to the amount of the Series A Preferred Owner’s aggregate Unrecovered Capital Contributions, (v) the failure of any Primary Tenant to pay all amounts due and owing on any lease with the Company or its Subsidiaries, which failure remains uncured for at least 90 days, or (vi) if a Qualified IPO occurs, the Transfer of Holding’s Common Stock by the Pre-IPO Stockholders within 180 days after the Qualified IPO or, at any time after the Qualified IPO, the Transfer by the Pre-IPO Stockholders of more than an aggregate of 49% of their equity ownership in Holdings, other than in each case, to an Affiliate of the Pre-IPO Stockholder.

“Existing Real Estate Documents.” Collectively, (i) all loan agreements entered into on or prior to the date hereof, between any of Greenhouse Real Estate, LLC, The Academy Real Estate, LLC and Concorde Real Estate, LLC and Wells Fargo Bank, National Association, all guarantees of all obligations related thereto, including guaranties of the Company, and all instruments, agreements and documents entered into in connection therewith from time to time, including, without limitation, loan agreements, notes, guaranties, security agreements, mortgages, deeds of trust, subordination agreements, intercreditor agreements, leases, construction agreements, architect agreements, interest rate swaps, indemnification agreements and control agreements, and (ii) all other related documents or acknowledgements entered into between the Company or any of its Subsidiaries and any Affiliate of the Company, in each case, as amended, restated, supplemented, refinanced, replaced, extended, or otherwise modified from time to time, subject to the restrictions set forth in Section 8.9(o).

“Existing Real Estate Transactions.” All transactions contemplated by or entered into in connection with the Existing Real Estate Documents, including, without limitation, the exercise of remedies thereunder.

“Fiscal Year.” The Company’s fiscal year, which shall be the calendar year.

“Governance Right.” With respect to a Common Unit, the right to vote on, consent to or otherwise participate in any decision of the Members, which shall be set forth on Exhibit A hereto on a percentage basis.

“Gross Asset Value.” With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member or Series A Preferred Owner to the Company shall be the gross fair market value of such asset, as determined by the Manager (as evidenced by this Agreement or an amendment hereto)

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (i) the acquisition of an interest or an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or other consideration, including services rendered or to be rendered to the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of property or money as consideration for an interest in the Company; and (iii) the liquidation of the Company; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Manager determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

(c) The Gross Asset Value of any Company asset distributed to a Member or Series A Preferred Owner shall be the gross fair market value, as determined by the Manager, of such asset on the date of distribution;

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Manager determines that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Holdings.” Means AAC Holdings, Inc., a Nevada corporation.

“Involuntary ROFR Allocation.” As defined in Section 15.3.

“Issuance Date.” With respect to each issuance of Series A Preferred Units, the last day of the month in which the Company accepted the Capital Contribution of a Series A Preferred Owner for such Series A Preferred Units.

“Majority Governance Interest.” The percentages of Members holding Governance Rights, which, taken together, constitute a majority of all Governance Rights held by all Members who own Common Units that are entitled to vote on or consent to the issue in question.

“Manager.” The manager designated pursuant to Article 5 of this Agreement.

“Material Adverse Effect.” Any change, effect, event or condition that, individually or in the aggregate with all other changes, effects, events or conditions, has, or would reasonably be expected to have, a material adverse effect upon the financial condition, business or results of operations of the Company, taken as a whole; provided, however, that any adverse change, effect, event or condition arising from or related to the following shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) any changes or conditions affecting economic or capital markets in the United States or internationally, or any change in interest rates or general economic conditions in the industries or markets in which the Company operates; (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) any changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) any changes in GAAP; (v) any change in any applicable law, including any changes in laws affecting the regulation of health care services; or (vi) any change that is generally applicable to behavioral health care companies; provided that any change, effect, event or condition described in the foregoing clauses (T) through (vi) is not, or would not reasonably be expected to be, disproportionately adverse in any material respect to the financial condition, business or results of operations of the Company, taken as a whole, as compared to other persons engaged in the industries and in the lines or types of businesses in which the Company operates.

“Member.” Each Person who executes this Agreement or a counterpart thereof as a Member, and each of the Persons who may hereafter become Member as provided in this Agreement, however, a Member shall not include a Series A Preferred Owner. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Interest, including credit for any Capital Contributions associated with the acquired Interest which shall be taken into account in calculating the Member’s Ownership Percentage.

“Member Minimum Gain.” The meaning attributed to “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt.” The meaning attributed to “partner nonrecourse debt in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions.” The meaning attributed to “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(2).

“Member Option Period.” As defined in Section 15.2.

“Membership Interest.” A Member’s entire interest in the Company with respect to a Common Unit, including such Member’s Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement.

“Net Cash Flow.” The Company’s gross receipts of any kind derived directly or indirectly from or in connection with its operations (including, without limitation, any proceeds from business interruption insurance) plus any reduction in Reserves taken into account pursuant to this definition, minus payments directly or indirectly of costs and expenses of any kind related to or arising out of the Company’s operations (including debt service payments) and amounts added to Reserves for business expansion, capital replacement, required by loan agreements or other contractual arrangements to which the Company is party or necessary to satisfy contingencies reasonably anticipated for, or associated with, the entity’s business, all as reasonably determined by the Manager.

“Net Profits” and “Net Losses.” The Company’s taxable income or loss determined in accordance with Code Section 703(a) for each of its Fiscal Years (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss); provided, such Net Profits and Net Losses will be computed as if items of tax-exempt income and nondeductible, noncapital expenditures (under Code Section 705(a)(1)(B) and 705(a)(2)(B)) were included in the computation of taxable income or loss. In the event the book value of any Company asset is adjusted in compliance with Section 9.8 of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses. If any Member or Series A Preferred Owner contributes property to the Company with an initial book value to the Company different from its adjusted basis for federal income tax purposes to the Company, or if Company property is revalued as contemplated in Section 9.8, Net Profits and Net Losses will be computed as if the initial adjusted basis for federal income tax purposes to the Company of such contributed or revalued property equaled its initial book value to the Company as of the date of contribution or revaluation.

“Nonrecourse Debt.” A nonrecourse liability (or portion thereof) of the Company for which no Member bears the economic risk of loss within the meaning of Treasury Regulations Section 1.752-2.

“Nonrecourse Deductions.” The meaning set forth in Treasury Regulations Section 1.704-2(b).

“Non-Selling Members.” As defined in Section 15.2.

“Non-Transferring Members.” As defined in Section 15.3.

“Note.” As defined in Section 15.3.

“Offered Units.” As defined in Section 15.2.

“Offer Notice.” As defined in Section 15.2.

“Permitted Transfer.” As defined in Section 15.1.

“Person.” Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

“Preferred Return.” With respect to a Series A Preferred Owner holding Series A Preferred Units, the cumulative return on such Series A Preferred Owner’s aggregate Unrecovered Capital Contributions from time to time, calculated at twelve percent (12%) per annum accruing quarterly in arrears and compounding on a quarterly basis if not paid and computed on an actual/3 60-day basis; provided, however the upon the occurrence of and during the continuance of an Event of Default, the cumulative return on the Series A Preferred Owner’s aggregate Unrecovered Capital Contributions shall increase to:

(a) fifteen percent (15%) per annum accruing quarterly in arrears and compounding on a quarterly basis if not paid and computed on an actual/360-day basis, during the first three months following an Event of Default for so long as such Event of Default is continuing and is not cured; and

(b) eighteen percent (18%) per annum accruing quarterly in arrears and compounding on a quarterly basis if not paid and computed on an actual/360-day basis beginning in the fourth month following an Event of Default for so long as such Event of Default continues and is not cured and until such default is either cured or the Series A Preferred Owners elect to put their Series A Preferred Units to the Company and the Company pays to the Series A Preferred Owners the full purchase price of the Series A Preferred Units as set forth in Section 9.9(e).

“Pre-IPO Stockholders.” Each of Michael T. Cartwright, Jerrod N. Menz and Kirk R. Manz.

“Primary Tenant.” A tenant who, together with its Affiliates, leases twenty percent (20%) or more of the total assets of the Company, including, but not limited to American Addiction Centers, Inc. and its Affiliates.

“Purchaser.” As defined in Section 15.3.

“Purchaser’s Appraiser.” As defined in Section 15.3.

“Qualified Public Offering.” The closing of a sale of shares of Holdings’ Common Stock to the public in a firm-commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act, resulting in at least $30,000,000 of proceeds, net of the underwriting discount and commissions, to Holdings (a “Qualified IPO”) or in a subsequent public offering pursuant to an effective registration statement under the Securities Act, provided that the shares of Holdings’ Common Stock are then listed on either the New York Stock Exchange or Nasdaq.

“Qualified Reorganization.” The series of transactions described on Schedule A hereto are collectively a Qualified Reorganization, provided that the holders of American Addiction Centers, Inc., as of the date hereof own at least 90% of the outstanding voting shares of Holdings immediately after the Qualified Reorganization.

“Reserves.” Funds set aside and amounts allocated to reserves in amounts determined by the Manager for working capital and to pay taxes, insurance, debt service, capital improvements and other costs and expenses incident to the ownership or operation of the Company’s business.

“ROFR Allocation.” As defined in Section 15.2.

“Sale Distribution.” As defined in Section 10.2.

“Seller’s Appraiser.” As defined in Section 15.3.

“Selling Member.” As defined in Section 15.2.

“Series A Preferred Owner.” The owner of an Economic Interest pursuant to the ownership of Series A Preferred Units, provided, however, that such Series A Preferred Owner is not a Member.

“Series A Preferred Units.” The Series A Preferred Units issued by the Company and the rights associated therewith, including the Preferred Return. The holder of Series A Preferred Units shall be considered a Series A Preferred Owner with respect to such Units for all purposes of this Agreement and the Delaware Act. Series A Preferred Units may be set forth in one or more certificates issued to such Series A Preferred Owner. Series A Preferred Units shall be considered redeemed and retired by the Company at such time as the Series A Preferred Owner or other Person holding such Units has received all distributions to which such Person is entitled under Section 9.9 with respect to such Units and thereafter the Series A Preferred Owner or other Person holding such Units shall no longer have any right to any share of the Company’s Net Profits, Net Losses or distributions of the Company’s assets pursuant to this Agreement or otherwise.

“Subsequent Offer Notice.” As defined in Section 15.2.

“Subsequent Transfer Notice.” As defined in Section 15.3.

“Subsidiary.” With respect to any Person, means a corporation or other entity of which more than fifty percent (50%) of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Target Amount.” With respect to a Member or Series A Preferred Owner, means at the end of any Fiscal Year the amount which such Member or Series A Preferred Owner would then be entitled to receive if, immediately following such Fiscal Year: (a) all of the assets of the Company (other than cash and claims of the Company for contributions) were sold for cash equal to their respective Book Values (or, in the case of assets subject to liabilities for which the creditor’s right is limited to assets of the Company, the amounts of such liabilities, if greater than the aggregate Book Values of such assets); (b) all unconditional obligations to contribute to the Company were collected in full; and (c) the proceeds of such sale and collections, and all other cash of the Company, were distributed as provided in Section 18.1 (assuming a redemption of the Series A Preferred Units in accordance with Section 9.9(a)(iii)).

“Third Appraiser.” As defined in Section 15.3.

“Transfer.” As defined in Section 15.1.

“Transfer Notice.” As defined in Section 15.3.

“Transferring Member.” As defined in Section 15.3.

“Transfer Units.” As defined in Section 15.3.

“Treasury Regulations” or “Regulations.” The federal income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units.” Common Units and Series A Preferred Units.

“Unrecovered Capital Contributions.” For any Member or Series A Preferred Owner as of any date holding Preferred Units, the total Capital Contributions of that Member or Series A Preferred Owner less the cumulative payments made to such Series A Preferred Owners pursuant to Sections 9.9(a)(i)(A), 9.9(a)(ii)(A), 9.9(a)(iii)(A), 9.9(b)(x), 9.9(c)(i) and 9.9(d)(i) previously made under Section 9.9.

“Withdrawal Event.” As defined in Section 15.3.

Schedule A

Qualified Reorganization

The following transactions, individually or collectively, are deemed a Qualified Reorganization, it being understood that (i) the transactions clustered in each group as set forth below are intended to occur substantially concurrently and (ii) the entire list of transactions is intended (but shall not be obligated) to be consummated over time:

Group A

1.	the redemption by the Company or alternatively, the purchase by Alcentra, of the outstanding Series A Preferred Units that are held by any Holder of Series A Preferred Units other than Alcentra;

2.	the acquisition of all of the outstanding Common Units of the Company from the Members in exchange for cash and/or shares of common stock of AAC Holdings, Inc. (“Holdings”), referred to as the PropCo Acquisition;

3.	the acquisition of all of the outstanding membership units of Clinical Revenue Management Services, LLC (“CRMS”) from its members in exchange for cash and/or shares of common stock of Holdings; and

4.	a voluntary private share exchange by Holdings with certain stockholders of American Addiction Centers, Inc. (“AAC”), whereby holders will exchange their shares in AAC on a one-for-one basis for shares of Holdings’ common stock.

Group B

5.	an initial public offering of Holdings capital stock.

Group C

6.	the merger of to be formed merger subsidiary of Holdings into AAC and a simultaneous offer of common stock in Holdings to the remaining stockholders of AAC through a registered offering evidenced on Form S-4; and

7.	the contribution of Holdings’ membership interests in BHR and CRMS to AAC.

Group D

8.	the conversion of AAC from a Nevada corporation to a Nevada limited liability company in connection with future acquisition structuring.

Schedule A